UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Paychex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 3, 2010

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, October 13, 2010 at 10:00 a.m. Eastern Time at the Dryden Theatre at George Eastman House, 900 East Avenue, Rochester, New York. Please note this is a change in venue from prior years.

This booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, proxy card, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

B. Thomas Golisano
Chairman of the Board of Directors

***IMPORTANT CHANGE TO VOTING RULES***

Due to changes to New York Stock Exchange broker voting rules, your broker can no longer vote your shares for the election of directors absent instructions from you. If you do not provide voting instructions, your shares will not be voted or counted on several important matters. Please vote using the enclosed proxy card or the other means described in the Proxy Statement.

PAYCHEX, INC.

911 Panorama Trail South •  Rochester, New York 14625-2396

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	10:00 a.m. Eastern Time on Wednesday, October 13, 2010.

Location:	Dryden Theatre at George Eastman House, 900 East Avenue, Rochester, New York, 14607.

Items of Business:	(1) To elect six nominees to the Board of Directors for one-year terms;

(2) To amend the Paychex, Inc. 2002 Stock Incentive Plan (the “2002 Plan”), including an increase in the shares available under the 2002 Plan;

(3) To ratify the selection of the independent registered public accounting firm; and

(4) To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Record Date:	Stockholders of record as of the close of business on August 16, 2010, are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. You may vote either by signing and returning the enclosed proxy card, via the Internet, by telephone, or by written ballot at the Annual Meeting as more fully described in the Proxy Statement.

Annual Meeting Webcast:	The Annual Meeting will be simultaneously broadcast over the Internet at 10:00 a.m. Eastern Time on October 13, 2010. Please note that you will not be able to vote or ask questions through the webcast. It can be accessed at the Investor Relations page at www.paychex.com, and will be archived and available for replay for approximately one month.

September 3, 2010 By Order of the Board of Directors John M. Morphy Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 13, 2010

Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2010 are available at
http://investor.paychex.com/annual.aspx

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS OF PAYCHEX, INC.
TO BE HELD ON OCTOBER 13, 2010

This Proxy Statement is being mailed to stockholders of Paychex, Inc. (“Paychex,” the “Company,” “we,” or “our”), a Delaware corporation, on or about September 3, 2010, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, October 13, 2010 at 10:00 a.m. Eastern Time at the Dryden Theatre at George Eastman House, 900 East Avenue, Rochester, New York, 14607.

Stockholders Entitled to Vote; Outstanding Shares; Quorum

Paychex has one class of shares outstanding, designated common stock, $0.01 par value per share. The Board has fixed the close of business on August 16, 2010 as the record date for determining the holders of common stock entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 361,990,308 shares of common stock were issued and outstanding. A majority of the issued and outstanding shares (180,995,155 shares) present at the Annual Meeting in person or by proxy will constitute a quorum. A quorum is necessary to hold a valid meeting. Stockholders will be entitled to one vote for each share of common stock held as of the record date.

How to Vote

Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.

Registered Stockholders.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record of those shares. Please vote by proxy in accordance with the instructions on your proxy card, or the instructions you receive through electronic mail.

There are three convenient ways to submit your vote by proxy:

•	Voting by Internet — You can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by telephone — You can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•	Voting by mail — If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

The deadline for Internet or telephone voting is 11:59 p.m. Eastern Time on Tuesday, October 12, 2010. If you vote by telephone or the Internet, you do not need to return your proxy card. Signing and returning your proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name.

Beneficial Stockholders.  If you hold your shares through a broker, bank, or other holder of record, you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. In order to vote your shares, please refer to the voting instruction form or other materials forwarded to you by your broker, bank, or other holder of record. If your shares are held in the name of a broker, bank, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund.  If a stockholder is a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex 401(k) Incentive Retirement Plan (the “401(k) Plan”), the stockholder can vote using the previously described methods. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the ESOP, the stockholder has the right to direct the Trustee, who is the holder of record, regarding how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. The participant’s voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to the participant’s individual voting direction. If voting instructions for the shares of common stock in the ESOP are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the ESOP. Voting by ESOP participants will close at 11:59 p.m. Eastern Time on October 7, 2010. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

Revoking Your Proxy

Registered stockholders can revoke their proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail; or

•	voting in person at the Annual Meeting.

Beneficial stockholders should contact their broker, bank, or other holder of record for instructions on how to change their vote.

General Information on Voting

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. Shares voted by proxy card received without choices specified will be voted as follows:

•	FOR the six nominees for election to the Board;

•	FOR the amendments to the Paychex, Inc. 2002 Stock Incentive Plan (as amended and restated October 12, 2005) (the “2002 Plan”); and

•	FOR the ratification of the selection of the independent registered public accounting firm (the “independent accountants”).

If a broker holds your shares in its name, and you do not provide your voting instructions to them, that broker is permitted to use its own discretion and vote your shares on routine matters. Proposal 3 to ratify the selection of the independent accountants is a routine matter. However, a broker does not have discretion to vote your shares on non-routine matters. Proposal 1, the election of directors, and Proposal 2, the amendments to the 2002 Plan, are non-routine matters. Therefore, we urge you to give voting instructions to your broker on all three voting items. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum.

Abstentions are also counted for the purposes of establishing a quorum, but will have the same effect as a vote against a proposal, except in regards to the election of directors. For the election of directors, abstentions will have no direct impact.

Vote Required

Our by-laws provide that each director shall be elected by a majority of the votes cast for the director at any meeting for the election of directors at which a quorum is present. However, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A majority of the votes cast means that the number of shares voted “for” the election of a director nominee must exceed the number of votes cast “against” the nominee. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee of the Board shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the committee’s recommendation and will determine whether to accept such offer.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement, assuming the presence of a quorum at the Annual Meeting.

Proposal Number	Proposal Description	Vote Required

Proposal 1	Election of six nominees to the Board of Directors	Majority of the votes duly cast
Proposal 2	To amend the 2002 Plan, including an increase in the shares available under the 2002 Plan	Majority of the shares present in person or by proxy and entitled to vote
Proposal 3	Ratification of the selection of the independent accountants	Majority of the shares present in person or by proxy and entitled to vote

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission (“SEC”), as of July 31, 2010, with respect to the beneficial ownership of common stock of the Company by: (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities; (ii) each director and nominee for director of the Company; (iii) each of the named executive officers (“NEOs”) of the Company named in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement; and (iv) all directors, NEOs, and executive officers of the Company as a group.

	Amount of Beneficial
	Ownership of	Percent of
Name	Common Stock(1)	Class(1)

More than 5% owners:
B. Thomas Golisano(2),(3),(4)	38,074,456	10.5%
1 Fishers Road
Pittsford, NY 14534

Capital World Investors(5)	31,113,299	8.5%
333 South Hope Street
Los Angeles, CA 90071

Capital Research Global Investors(6)	21,021,541	5.8%
333 South Hope Street
Los Angeles, CA 90071

Directors:
B. Thomas Golisano(2),(3),(4)	38,074,456	10.5%
David J. S. Flaschen(7),(8)	84,830	**
Grant M. Inman(4),(7),(8)	248,540	**
Pamela A. Joseph(7),(8)	29,091	**
Jonathan J. Judge(8),(9)	1,385,165	**
Joseph M. Tucci(7),(8)	71,591	**
Joseph M. Velli(7),(8)	27,924	**

Named Executive Officers:
Jonathan J. Judge(8),(9)	1,385,165	**
John M. Morphy(7),(8)	259,262	**
Delbert M. Humenik(7),(8)	23,846	**
Martin Mucci(7),(8)	235,224	**
William G. Kuchta(7),(8)	138,659	**

All directors, NEOs, and executive officers of the Company as a group (12 persons)(7),(8)	40,591,669	11.1%

**	Indicated percentage is less than 1%.

(1)	Based upon the number of shares of common stock issued and outstanding as of July 31, 2010. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options.

(2)	Included in shares beneficially owned for Mr. Golisano are 393,068 shares owned by the B. Thomas Golisano Foundation for which Mr. Golisano is a member of the foundation’s six-member board of trustees.

(3)	Mr. Golisano has 11,430,295 shares pledged as security.

(4)	Included in shares beneficially owned are shares held in the names of family members or other entities: Mr. Golisano — 72,141 shares; and Mr. Inman — 136,949 shares.

(5)	Beneficial ownership information is based on information contained in the Form 13F filed with the SEC on May 14, 2010 by Capital World Investors. Capital World Investors, a division of Capital Research and

Management Company (“CRMC”), is deemed to be the beneficial owner of 31,113,299 shares as a result of CRMC’s acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(6)	Beneficial ownership information is based on information contained in the Form 13F filed with the SEC on May 14, 2010 by Capital Research Global Investors. Capital Research Global Investors, a division of CRMC, is deemed to be the beneficial owner of 21,021,541 shares as a result of CRMC’s acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(7)	Included in shares beneficially owned are unvested restricted stock: Mr. Flaschen — 5,672 shares; Mr. Inman — 5,672 shares; Ms. Joseph — 5,672 shares; Mr. Tucci — 5,672 shares; Mr. Velli — 5,672 shares; Mr. Morphy — 75,750 shares; Mr. Humenik — 12,645 shares; Mr. Mucci — 29,635 shares; Mr. Kuchta — 22,878 shares; and all directors, NEOs, and executive officers as a group — 176,409 shares.

(8)	Included in shares beneficially owned are shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2010: Mr. Flaschen — 63,251 shares; Mr. Inman — 63,251 shares; Ms. Joseph — 18,251 shares; Mr. Judge — 1,330,161 shares; Mr. Tucci — 63,251 shares; Mr. Velli — 15,251 shares; Mr. Morphy — 169,032 shares; Mr. Humenik — 11,201 shares; Mr. Mucci — 195,728 shares; Mr. Kuchta — 105,016 shares; and all directors, NEOs, and executive officers as a group — 2,039,024 shares.

(9)	Mr. Judge resigned from his position of President and Chief Executive Officer (“CEO”) effective July 31, 2010. Transactions resulting from his separation agreement are reflected in the totals disclosed.

PROPOSAL 1 •  ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Stockholders annually elect directors to serve for one year and until the directors’ successors have been elected and qualified. The six persons listed below, each of whom currently serves as a director, have been nominated for election to the Board by the Company’s Governance and Compensation Committee. Five of the six nominees are neither employees nor former employees of the Company. If elected, each nominee will hold office until the 2011 Annual Meeting of Stockholders and until his or her successor is elected and has qualified. Although the Board believes that all of the nominees will be available to serve as a director, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitute nominees proposed by the Board. Below we identify and describe the key experience, qualifications, and skills our directors bring to the Board that are important in light of our business and structure. Also included below are any public company directorships held during the past five years and directors’ periods of service to our Board.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, Directorships, and Qualifications

B. Thomas Golisano	68	1979	Mr. Golisano founded Paychex in 1971 and is Chairman of the Board of the Company. Until October 2004, he served as President and Chief Executive Officer of the Company. He serves on the board of trustees of the Rochester Institute of Technology. He owns the Buffalo Sabres of the National Hockey League. Mr. Golisano serves as a director of numerous non-profit organizations and private companies, and is founder and member of the board of trustees of the B. Thomas Golisano Foundation. He serves on our Executive Committee. Mr. Golisano has extensive executive experience as the founder and former Chief Executive Officer of Paychex, which provides him with an intimate knowledge of the operations of the Company and qualifies him to lead the Board.

David J. S. Flaschen	54	1999	Mr. Flaschen is a Partner of Castanea Partners, which he joined in 2005. Castanea Partners is a private equity investment firm targeting small- to mid-market companies in education information services, marketing services, and branded consumer product and specialty retail sectors. From 2000 to 2005, he was Managing Director of Flagship Ventures, a venture capital firm that focuses on life science, information technology, and communications companies. Mr. Flaschen is a director of various private companies. He is the Chairman of our Audit Committee and serves on our Investment Committee and Governance and Compensation Committee. Mr. Flaschen has extensive executive experience in information and marketing services. His financial expertise is a great benefit to the Board and Audit Committee, acquired through his role in assessing financial performance of other companies and in reviewing and understanding financial statements.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, Directorships, and Qualifications

Grant M. Inman	68	1983	Mr. Inman is the founder and General Partner of Inman Investment Management, a private investment company formed in 1998. He is a director of Lam Research Corporation and several private companies. He was a director of Wind River Systems, Inc. until July 2009. Mr. Inman is a trustee of the University of California, Berkeley Foundation. He is the Chairman of our Investment Committee and serves on our Audit Committee and Governance and Compensation Committee. Mr. Inman has a strong background in finance, business, and entrepreneurial experience, and has expertise in investment management. Mr. Inman’s 27-year tenure on the Board provides him with extensive knowledge of the Company.

Pamela A. Joseph	51	2005	Ms. Joseph is Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp. U.S. Bancorp Payment Services and Elavon manage and facilitate payment processing. Ms. Joseph has been Vice Chairman of U.S. Bancorp since December 2004 and serves on its 14-member managing committee. She is a director of Centene Corporation. Ms. Joseph serves on our Audit Committee. She has extensive executive experience in the financial services industry, and brings a wealth of technology insight to the Board and Audit Committee.

Joseph M. Tucci	63	2000	Mr. Tucci has been the Chairman of the Board of Directors of EMC Corporation, the world leader in information infrastructure technology and solutions, since January 2006. He has been Chief Executive Officer and President of EMC Corporation since January 2001, and President since January 2000. Mr. Tucci is also Chairman of the Board of Directors of VMware, Inc. He is Chairman of our Governance and Compensation Committee. Mr. Tucci’s experience as Chief Executive Officer of EMC Corporation provides him with extensive executive management experience and knowledge of the challenges a company faces due to rapid changes in the marketplace.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, Directorships, and Qualifications

Joseph M. Velli	52	2007	Mr. Velli has been Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, a leading global agency brokerage and technology company offering a comprehensive suite of investment services, since October 2006. Prior to formation of BNY ConvergEx Group, he was a Senior Executive Vice President of The Bank of New York since September 1998 and assumed the additional role of Chief Executive Officer of BNY Securities Group in October 2002. He is a director of E-Trade Financial Corporation. He serves on our Investment Committee and Governance and Compensation Committee. Mr Velli has extensive knowledge of the capital markets and plays a key role in the Board’s discussions of the Company’s investments and liquidity.

The Board of Directors recommends the election of each of the nominees identified above. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these six nominees.

Jonathan J. Judge resigned from his position of President and CEO of Paychex effective July 31, 2010, and has decided not to stand for re-election to the Board.

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED MAY 31, 2010

Director compensation is set by the Governance and Compensation Committee and approved by the Board. The Board’s authority cannot be delegated to another party. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. The Company’s management does not play a role in setting Board compensation. Jonathan J. Judge, President and CEO of the Company during the fiscal year ended May 31, 2010 (“fiscal 2010”), received no compensation for his services as a director. The compensation received by Mr. Judge in his role as President and CEO is shown in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement.

Cash Compensation

The annual cash compensation paid to the independent directors in effect for fiscal 2010 is as follows:

Compensation Element	Amount

Annual cash retainer, applicable to all independent directors	$45,000
Audit Committee member annual retainer	$7,500
Governance and Compensation Committee member annual retainer	$5,000
Investment Committee member annual retainer	$5,000
Executive Committee member annual retainer	$5,000
Audit Committee Chairman annual retainer	$15,000
Governance and Compensation Committee Chairman annual retainer	$7,500

The cash compensation component is comprised solely of annual retainers, which are paid in quarterly installments. The retainers for the chairmen of the Audit Committee and Governance and Compensation Committee were included to provide compensation for those Board members who contribute additional time in preparation for committee meetings. Effective July 7, 2010, the annual cash retainer was increased by $25,000, the Audit Committee and Governance and Compensation Committee member annual retainers each increased by $2,500, and both the Audit Committee and Governance and Compensation Committee Chairmans’ annual retainers increased by $5,000.

Prior to January 1, 2010, Mr. Golisano, who is not an independent director, received an annual salary of $140,000 for his services as Chairman of the Board. Beginning on January 1, 2010, Mr. Golisano’s cash compensation was changed to a director’s annual retainer of $140,000 annually, paid in quarterly installments. The Chairman does not receive any equity-based compensation. Effective July 7, 2010, the Board approved an increase to the Chairman’s annual retainer of $60,000, in conjunction with the other increases to director cash compensation.

Equity-Based Compensation

Equity-based compensation consists of a blend of stock options and restricted stock. In July 2009, the restricted stock award granted in July 2006 lapsed. There were 1,334 shares lapsed resulting in a value of $32,843 each for Mr. Flaschen, Mr. Horsley (who retired from the Board in October 2009), Mr. Inman, Ms. Joseph, and Mr. Tucci. In July 2009, each independent director received an annual award under the 2002 Plan as follows:

	Restricted Stock Awards	Option Awards

Grant Date	July 9, 2009	July 9, 2009
Exercise Price	NA	$24.21
Quantity	1,875	6,250
Vesting Schedule	On the third anniversary of the date of grant.	One-third per annum over three years from the date of grant.
Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.
Other	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.(1)	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

The equity-based compensation structure for the independent directors has been typically based on a total fixed value of $120,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of restricted stock. The quantity of equity awards granted varies based on the estimated fair value as of the grant date. The July 2009 award had a calculated total value of approximately $75,000, which represented a reduction from the established fixed value of $120,000. The Board determined that it was not in the best interest of the Company’s stockholders, given economic conditions at that time, to base directors’ equity compensation on the established total fixed value of $120,000.

In July 2010, the Board granted each independent director 7,686 options to purchase shares of the Company’s common stock at an exercise price of $26.02 per share and 1,922 shares of restricted stock, with terms similar to the equity awards granted in July 2009. The award quantities are based on an estimated total value of approximately $100,000. With the increases to director annual retainers as noted previously under “Cash Compensation,” the estimated total fixed value of equity awards was decreased.

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to page 41 of this Proxy Statement for a listing of investment funds available to participants and the annual rates of return on those funds. Mr. Flaschen defers 100% of his Board cash compensation under this plan. No other directors participate in the plan at this time.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings. Prior to January 1, 2010, Mr. Golisano also received access to the Company’s standard health and life insurance plans and received Company matching contributions, when in effect for all employees, into his account in the 401(k) Plan.

Stock Ownership Guidelines

The Governance and Compensation Committee set stock ownership guidelines for our independent directors with a value of four times his or her annual Board retainer, excluding any committee retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the initial adoption of the guideline. Directors must hold all equity received from the Company until their service on the Board is complete, with the exception of those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, unvested restricted stock awarded to the directors is included.

Directors must adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Fiscal 2010 Director Compensation

The table below presents the total compensation received from the Company by all directors for fiscal 2010.

	Fees Earned			All Other
	or Paid in	Stock Awards	Option Awards	Compensation	Total
Name	Cash ($)(1)	($)(2),(4)	($)(3),(4)	($)(5)	($)

B. Thomas Golisano	$156,154	$—	$—	$3,153	$159,307
David J. S. Flaschen(6)	$77,500	$45,394	$28,000	$—	$150,894
Phillip Horsley(7)	$27,500	$45,394	$28,000	$—	$100,894
Grant M. Inman	$62,500	$45,394	$28,000	$—	$135,894
Pamela A. Joseph	$52,500	$45,394	$28,000	$—	$125,894
Joseph M. Tucci	$57,500	$45,394	$28,000	$—	$130,894
Joseph M. Velli	$55,000	$45,394	$28,000	$—	$128,394

(1)	The amounts in this column are as described previously under “Cash Compensation.”

(2)	The amounts in this column reflect the fair value of $24.21 per share for restricted stock awards granted on July 9, 2009, and do not reflect whether the recipient has actually realized a financial gain from these awards (such as lapse in a restricted stock award). The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant.

(3)	The amounts in this column reflect the fair value of $4.48 per option granted on July 9, 2009, as determined using a Black-Scholes option pricing model, and do not reflect whether the recipient has actually realized a financial gain from these awards (such as by exercising stock options). Refer to note 3 to the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement for the assumptions used in determining the fair value of these awards.

(4)	As of May 31, 2010, Mr. Flaschen, Mr. Inman, Ms. Joseph, and Mr. Tucci each had 5,084 shares of unvested restricted stock, and Mr. Velli had 5,751 shares of unvested restricted stock. As of May 31, 2010, each director had the following number of options outstanding: Mr. Flaschen — 69,500; Mr. Horsley — 57,084; Mr. Inman — 69,500; Ms. Joseph — 24,500; Mr. Tucci — 69,500; and Mr. Velli — 21,500.

(5)	All Other Compensation for Mr. Golisano includes $3,153 in Company-provided benefits for standard health and life insurance for the period of June 1, 2009 through December 31, 2009.

(6)	Mr. Flaschen defers 100% of his cash fees earned to our non-qualified and unfunded deferred compensation plan.

(7)	Mr. Horsley retired from the Board in October 2009.

PROPOSAL 2 •  TO AMEND THE PAYCHEX, INC. 2002 STOCK INCENTIVE PLAN, INCLUDING AN INCREASE IN THE SHARES AVAILABLE UNDER THE PLAN

Background

Our Board has approved, subject to the approval of our stockholders, (1) amendments to the Company’s 2002 Stock Incentive Plan (as amended and restated effective October 12, 2005) and (2) an increase in the aggregate number of shares of common stock available for issuance under the 2002 Plan by 10,000,000 to a total of 37,500,000 (the “Plan Amendments”). In addition, stockholder approval is required every five years in conjunction with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2002 Plan authorizes the granting of common stock-based awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, restricted stock, restricted stock units, and performance awards. No additional forms of awards are being added as a result of the Plan Amendments.

Our Board believes that the effective use of stock-based long-term incentive compensation is vital to our ability to achieve continued strong performance in the future by providing a direct link between compensation and the creation of long-term stockholder value. The increasing use of full-value stock awards motivates employees while minimizing dilution to stockholders. The 2002 Plan encourages ownership in the Company on the part of those employees who are primarily responsible for the overall success and growth of the Company. Through the granting of options to purchase stock and the awarding of a portion of compensation in the form of equity subject to certain restrictions, the 2002 Plan provides these individuals with an incentive to remain with the Company and ensures alignment of their interest with those of the Company’s other stockholders.

Other key changes in the Plan Amendments include:

•	definitions for “cause,” “change of control,” “disability,” and “retirement”;

•	addition of the effect on vesting in connection with termination following change in control; and

•	addition of a recoupment, otherwise known as a “clawback,” provision.

Our Board is recommending approval to increase shares available for issuance to enable us to meet our anticipated needs. For the three years ended May 31, 2010, the Company’s average annual burn rate was approximately 0.69%, which is well within the range of RiskMetrics Group expectations of 2.89% for the commercial services industry. Our burn rate has been below the median for the three-year average annual burn rate of a select group of comparable companies (the “Peer Group”) and industry, falling within the lowest quartile of both groups. Burn rate is defined as the total shares underlying all stock-settled awards granted during the period divided by the weighted-average common shares outstanding for the period. Burn rate does not consider cancellations or forfeitures of awards. For purposes of calculating the number of shares granted by us in any given year, any full-value stock awards will count as the equivalent to two shares.

As of May 31, 2010, 21.2 million shares have been granted subject to awards under the 2002 Plan and 14.1 million shares remain available for grant under the 2002 Plan.

If approved by the stockholders, the Plan Amendments will be effective as of the date of the Annual Meeting.

Required Vote

Assuming the presence of a quorum, the affirmative vote of at least a majority of the shares of common stock present at the Annual Meeting, in person or by proxy, and entitled to vote is required to approve the Plan Amendments. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. Broker non-votes will not have any effect on the outcome of this proposal, but abstentions will have the same affect as a vote against the proposal.

If this proposal is not approved by the Company’s stockholders, the Company’s flexibility may be limited, which will impact the Company’s ability to provide incentives and rewards to its employees and directors, to attract and retain such persons on a competitive basis, and to align the interests of such persons with those of the Company and its stockholders.

The Board of Directors recommends a vote FOR the proposal to amend the 2002 Plan, including an increase in the shares available under the 2002 Plan. Unless otherwise directed, the persons named in the enclosed proxy will vote such proxies FOR this proposal.

Summary of the Plan

A summary of the 2002 Plan, as amended and restated October 13, 2010 (the “amended and restated Plan”), appears below. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the amended and restated Plan itself. The complete text of the amended and restated Plan is attached to this Proxy Statement as Appendix A. Unless otherwise defined in this summary, capitalized terms used in this summary have the meanings given such terms in the amended and restated Plan.

Effective Date. The amendment and restatement of the 2002 Plan was adopted by the Board of Directors on July 6, 2010, and will become effective if approved by the stockholders of the Company at the Annual Meeting.

Administration. The amended and restated Plan will be administered by the Governance and Compensation Committee, or such other committee as may be designated by the Board to administer the amended and restated Plan (the “Committee”). The Committee must be comprised of not less than such number of directors as is required to permit Awards to qualify under Rule 16b-3 under the Exchange Act, and each member of the Committee must be a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

The Committee will have broad authority in its administration of the amended and restated Plan including, but not limited to, the authority to interpret the amended and restated Plan; to establish rules and regulations for the administration of the amended and restated Plan; to select those eligible individuals to receive Awards; to determine the type, size, terms, conditions, limitations, and restrictions of Awards; and to take all other action it deems necessary or advisable to administer the amended and restated Plan. Notwithstanding the Committee’s broad authority, the exercise price of any Option and the strike price of any Stock Appreciation Right granted pursuant to the amended and restated Plan may not be subsequently “repriced” without stockholder approval.

Eligibility. All officers, non-employee Directors, employees, consultants, and advisors providing services to the Company or an Affiliate are eligible to participate in the amended and restated Plan. As of May 31, 2010, all six executive officers, all five non-employee Directors, and approximately 12,000 other officers and employees were eligible for participation in the amended and restated Plan. The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Committee.

Shares Available. The amendment and restatement of the 2002 Plan would increase the number of Shares that may be issued thereunder by 10,000,000 to 37,500,000. However, of the total number of Shares available for Awards under the amended and restated Plan, no more than 12,000,000 Shares would be available for issuance pursuant to grants of Stock Awards, Restricted Stock, or Restricted Stock Units.

Types of Awards. Awards under the amended and restated Plan may be in the form of Options, Stock Appreciation Rights, Stock Awards, Restricted Stock, Restricted Stock Units, and Performance Awards, or any combination thereof.

Award Limits. Eligible individuals may not be granted any Award, the value of which is based solely on an increase in the value of Shares after the date of grant of such Award, for more than 1,500,000 Shares in the aggregate in any calendar year. In addition, the maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year is $8,000,000 in value, whether payable in cash, Shares, or other property.

Stock Options. Options may be Incentive Stock Options or Non-Qualified Stock Options for federal income tax purposes. Options vest and become exercisable at such times and upon such terms and conditions as determined by the Committee; provided, however, (a) an Option may not be exercisable more than ten years after the date it is granted, and (b) the per-Share exercise price for any Option may not be less than 100 percent of the fair market value of a Share on the day that the Option is granted, except for Options granted in assumption or replacement of outstanding stock options in connection with specified corporate transactions.

Stock Appreciation Rights. A Stock Appreciation Right entitles the Participant upon exercise to receive a per-Share amount equal to the excess of the fair market value on the exercise date of one Share over the strike price. Stock Appreciation Rights vest and become exercisable at such times and upon such terms and conditions as determined by the Committee; provided, however, the per-Share strike price for any Stock Appreciation Right may not be less than 100 percent of the fair market value of a Share on the day that the Stock Appreciation Right is granted, except for Stock Appreciation Rights granted in assumption or replacement of outstanding stock appreciation rights in connection with specified corporate transactions.

Stock Awards. A Stock Award is an outright grant of Shares to a Participant. Stock Awards may only be made to officers and directors, must be made in lieu of salary or cash bonus, and the number of Shares awarded must be reasonable.

Restricted Stock and Restricted Stock Units. Restricted Stock is a grant to a Participant of Shares that are subject to a vesting schedule. The holder of Restricted Stock is a stockholder of record with respect to the underlying Shares, and is entitled to vote such Shares and to receive any dividends paid on the Shares. A Restricted Stock Unit is a right that entitles the holder to receive Shares at some future date; the holder of a Restricted Stock Unit does not have the right to vote, and generally is not entitled to receive dividends on the Shares underlying the Restricted Stock Unit until such Shares are actually issued. Restricted Stock and Restricted Stock Units must have a minimum vesting period of three years, except in the case of Restricted Stock and Restricted Stock Units that are conditioned on performance, or that are awarded to non-employee directors, which may have a minimum vesting period of one year.

Performance Awards. Performance Awards are structured to qualify as deductible “performance-based” compensation for purposes of Section 162(m) of the Code. A Performance Award is conditioned upon the achievement of one or more Performance Criteria, as set forth in the amended and restated Plan. Performance Goals may reflect the performance of the Company as a whole or that of a particular business unit, or a relative comparison to the performance of the Company’s peer group. In addition, the Committee may designate Performance Goals to include or exclude the effect of certain items or events.

Adjustments Upon Certain Corporate Events. In the event that the Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee will, in such manner as it may deem equitable, appropriately adjust: (a) the number and type of Shares available under the amended and restated Plan; (b) the number and type of Shares subject to outstanding Awards; or (c) the per-Share exercise price, strike price, or purchase price of any outstanding Award.

Vesting in the Event of Termination following a Change in Control. If set forth in the applicable Award Agreement, then in the event of the involuntary termination of employment other than for Cause within two years following a Change of Control, all of a Participant’s outstanding Awards shall immediately vest. In addition, if set forth in the applicable Award Agreement, then all of the Participant’s outstanding Performance Awards shall be deemed to have achieved target level performance, and the Participant shall be entitled to receive a pro rata portion of such Awards.

Clawback. The Company will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received under any or all awards to a Participant where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement; (b) in the Committee’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement; and (c) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual Participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed.

Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the amended and restated Plan without stockholder approval; provided, however, that the prior approval of the stockholders of the Company is required for any amendment to the amended and restated Plan that: (a) requires stockholder approval under the rules or regulations of the SEC, The NASDAQ Stock Market® (“NASDAQ”) or other securities exchange that are applicable to the Company; (b) increases the number of Shares authorized under the Plan; (c) increases the limitations on Awards contained in the amended and restated Plan; (d) permits repricing of Options or Stock Appreciation Rights; (e) permits the grant of Options or Stock Appreciation Rights at a per-Share price less than 100 percent of the fair market value of a Share on the date of grant; or (f) would cause Section 162(m) to become unavailable with respect to Awards granted under the Plan.

Equity Compensation Plan Information

The following table summarizes, as of May 31, 2010, the number of shares subject to currently outstanding equity awards, their weighted-average exercise price, and the number of shares available for future grants under the 2002 Plan, before taking into account the additional number of shares that would be authorized for issuance if the Plan Amendments are approved:

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders	13,613,000	$34.46	14,130,000
Equity compensation plans not approved by security holders(1)	550,000	$30.68	—

Total	14,163,000	$34.31	14,130,000

(1)	Jonathan J. Judge received 550,000 options to purchase common stock on October 1, 2004 under a non-qualified stock option agreement.

New Plan Benefits

Because awards under the amended and restated Plan are discretionary, we are not able to determine the benefits or amounts that will hereafter be received by or allocated to each NEO, all current executive officers as a group, or all employees, including officers who are not executive officers, as a group.

Securities Act Registration

The Company intends to register the additional 10,000,000 Shares issuable and purchasable under the amended and restated Plan pursuant to a Registration Statement on Form S-8 as soon as practicable, subject to the stockholders’ approval of the amended and restated Plan at the Annual Meeting.

Tax Status of Plan Awards

Unless otherwise defined in this tax status, capitalized terms used in this summary have the meanings given such terms in the amended and restated Plan.

Introduction. The following discussion of the United States federal income tax consequences of Awards under the amended and restated Plan, as proposed, is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Participants may also be subject to certain foreign, state, and local taxes which are not described below.

Incentive Stock Options. Pursuant to the requirements of Section 422 of the Code, only employees are eligible to receive Incentive Stock Options. If an Option is an Incentive Stock Option, no income is realized by the employee upon grant or exercise of the Incentive Stock Option, and no deduction is available to the Company at such times. If the Shares purchased upon the exercise of an Incentive Stock Option (although the spread on the exercise date is a preference item for alternative minimum tax purposes) are held by the employee for at least two years from the date of the grant of such Incentive Stock Option and for at least one year after exercise, any resulting gain is taxed at the long-term capital gains rates. If the Shares purchased pursuant to an Incentive Stock Option are disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Shares at the time of exercise and the exercise price of the Incentive Stock Option, is taxed at ordinary income rates as compensation paid to the employee, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the fair market value of the Shares at the time of exercise is taxed at capital gains rates.

Non-Qualified Stock Options. If an Option is a Non-Qualified Stock Option, no income is realized by the Participant at the time of grant of the Non-Qualified Stock Option, and no deduction is available to the Company at such time. At the time of exercise, ordinary income is realized by the Participant in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise, and the Company receives an income tax deduction for such amount. Upon disposition, any appreciation or depreciation of the Shares after the date of exercise will be treated as capital gain or loss depending on how long the Shares have been held.

Stock Appreciation Rights. No income is realized by a Participant at the time a Stock Appreciation Right is granted, and no deduction is available to the Company at such time. When a Stock Appreciation Right is exercised, ordinary income is realized in the amount of the fair market value at such time the Shares are received by the Participant, and the Company is entitled to a deduction of equivalent value.

Stock Awards. Upon the grant of a Stock Award, a Participant realizes taxable income equal to the fair market value at such time the Shares are received by the Participant under such Award (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding tax deduction at that time.

Restricted Stock. Upon the grant of Restricted Stock, no income is realized by a Participant (unless the Participant timely makes an election under Section 83(b) of the Code), and the Company is not allowed a deduction at that time. When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant realizes taxable ordinary income in an amount equal to the fair market value at the time of vesting of the Shares of Restricted Stock which have vested (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time. If a Participant makes a timely election under Section 83(b) of the Code, then the Participant recognizes taxable ordinary income in an amount equal to the fair market value at the time of grant of the Restricted Stock (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time.

Restricted Stock Units. Upon the grant of Restricted Stock Units, no income is realized by a Participant, and the Company is not allowed a deduction at that time. When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant realizes taxable ordinary income in an amount equal to the fair market value at the time of vesting of the Shares received by the Participant under such Award (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time.

Performance Awards. A Participant receiving a Performance Award will not recognize income and the Company will not be allowed a tax deduction at the time the Award is granted. When the Participant receives payment of the Performance Award, the amount of cash and the fair market value of any Shares received will be ordinary income to the Participant and the Company is entitled to a corresponding deduction at such time.

Stock Price

The closing price of a Share reported on NASDAQ on August 16, 2010, was $25.02 per share.

PROPOSAL 3 •  RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending May 31, 2011. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

Representatives from Ernst & Young LLP, the Company’s independent accountants since 1983, will be present at the Annual Meeting, will be afforded the opportunity to make any statements they wish, and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of Ernst & Young LLP, a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting must be voted for the proposal.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011.

Fees For Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by Ernst & Young LLP:

	Year Ended May 31,
	2010	2009

Audit fees	$613,000	$633,000
Audit-related fees	169,000	165,000

Total fees	$782,000	$798,000

Audit fees for fiscal 2010 and for the fiscal year ended May 31, 2009 (“fiscal 2009”) were for professional services rendered for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the audits of the effectiveness of internal control over financial reporting.

Audit-related fees for fiscal 2010 and fiscal 2009 were for employee benefit plan audits and other reports.

There were no tax or other non-audit-related services provided by the independent accountants for fiscal 2010 and fiscal 2009.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2010 and fiscal 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. Ernst & Young LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held seven meetings during fiscal 2010 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2010, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent accountants have provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. There were no non-audit services provided to the Company by the independent accountants during fiscal 2010 that required consideration by the Audit Committee.

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for fiscal 2010 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chairman
Grant M. Inman
Pamela A. Joseph

CORPORATE GOVERNANCE

Information About the Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the final decision-making body of the Company, except for those matters for which authority is reserved for, or shared with, the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company.

The Board currently separates the role of Chairman of the Board from the CEO. The Board believes that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry. Mr. Golisano’s extensive experience as founder and former CEO qualify him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company. Our corporate governance guidelines also provide that the Board will designate a Lead Independent Director, currently Mr. Tucci, who has the responsibility for conducting regularly scheduled executive sessions of the independent directors.

The Board held four meetings during fiscal 2010. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2010, each director attended 80% or more of the Board meetings and committee meetings on which the director served. Directors are encouraged to attend annual meetings of stockholders. All directors attended the 2009 Annual Meeting of Stockholders.

Regularly scheduled executive sessions of the independent members of the Board, without members of management, are held in conjunction with meetings of the Board. When required or as appropriate, matters presented to the Board by the Governance and Compensation Committee are discussed and decided upon in executive session by the independent directors, which in fiscal 2010 were all directors except for Mr. Golisano and Mr. Judge.

Risk Oversight

One of the functions of the Board is oversight of risks inherent in the operation of the Company’s business. The Board fulfills this function through regular reports from officers for oversight of particular risks within the Company, through review of the Company’s strategic plan, and through delegation of certain risk oversight functions to various committees. The Audit Committee has oversight responsibility for risks related to the integrity of our financial statements and internal controls over financial reporting. The Investment Committee has established a policy outlining risk-tolerance and detailing requirements for the Company’s investment portfolios and oversees compliance with that policy. The Governance and Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below, as well as risks related to corporate governance matters including succession planning, director independence, and related-person transactions. The responsibilities of each committee are detailed in the individual committee charters, which are available on the Company’s website and are summarized on page 21 of this Proxy Statement.

As part of its risk oversight, the Board conducted an assessment of risks arising from the Company’s compensation programs. The Governance and Compensation Committee reviewed such programs with its independent compensation consultant. The Governance and Compensation Committee’s assessment included a review of mitigating factors including the performance metrics used in each compensation arrangement, the balance of fixed and variable and short-term and long-term compensation, stock ownership guidelines, and recoupment and other forfeiture provisions. Based on this review, the Governance and Compensation Committee concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Board of Directors Committees

The Board has established four standing committees with the following director assignments and independence determination:

Governance and
		Executive	Audit	Investment	Compensation
Name	Independence(1)	Committee	Committee	Committee	Committee

B. Thomas Golisano		X
Jonathan J. Judge		Chairman
David J. S. Flaschen	X		Chairman	X	X
Grant M. Inman	X		X	Chairman	X
Pamela A. Joseph	X		X
Joseph M. Tucci	X				Chairman
Joseph M. Velli	X			X	X
Number of meetings held by committee during fiscal 2010		0	7	2	5

(1)	Directors are independent within the meaning of applicable SEC and NASDAQ director independence standards.

The Board has determined that all members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements and applicable SEC rules regarding independence, and that Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC rules. The Board has also determined that all members of the Governance and Compensation Committee meet the NASDAQ independence criteria.

Executive Committee.  The primary responsibility of the Executive Committee is to exercise all the powers and authority of the Board except as limited by law.

Audit Committee.  The primary responsibilities of the Audit Committee are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	review the performance and independence of the Company’s independent accountants;

•	review and appraise the performance of the Company’s internal auditors; and

•	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board.

Investment Committee.  The primary responsibilities of the Investment Committee are to:

•	review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	determine that the investment portfolios are managed in compliance with the established investment policy.

Governance and Compensation Committee.  The primary responsibilities of the Governance and Compensation Committee are to:

•	evaluate compensation for the directors, CEO, and senior executive officers;

•	provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies;

•	identify, evaluate, and recommend to the Board candidates for nomination for election to the Board; and

•	review annually the independence of directors.

The Audit, Investment, and Governance and Compensation Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website at www.paychex.com at the Investor Relations section under “Corporate Governance.”

Nomination Process

The Governance and Compensation Committee functions as our nominating committee. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company. The Board’s Nomination Policy included in the Governance and Compensation Committee Charter is intended to achieve this result.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires Governance and Compensation Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company, based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires Governance and Compensation Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates and the charter authorizes the Governance and Compensation Committee to continue this practice.

The Nomination Policy requires the Governance and Compensation Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the Chairman of the Governance and Compensation Committee in accordance with the policy described on page 23 in the section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

It is the Company’s policy to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-persons transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted on the Company’s website.

All employees are required to disclose specified transactions, which include certain financial interests in or relationships with any supplier, customer, partner, subcontractor, or competitor; serving on the board of non-profit organizations; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. The Company reviews and determines if a conflict of interest exists related to any such transactions. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman of the Board or the Chairman of the Governance and Compensation Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s finance department annually reviews the Company’s listing of related parties for determination of potential related-person transactions that would be disclosable in the Company’s periodic reports or proxy materials under United States generally accepted accounting principles (“GAAP”) and SEC rules.

The Governance and Compensation Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest.

Mr. Tucci, a member of the Board, is the Chairman, President, and Chief Executive Officer of EMC Corporation. During fiscal 2010, the Company purchased through negotiated transactions approximately $3.2 million of data processing equipment and software from EMC Corporation. Mr. Tucci was not personally involved in the negotiation of these transactions and such transactions were approved by the Board.

Mr. Judge, the Company’s President and CEO, is a member of the Board of Directors of Dun & Bradstreet Corporation. During fiscal 2010, the Company purchased $0.4 million of services from Dun & Bradstreet Corporation.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Governance and Compensation Committee were at any time during fiscal 2010, or at any other time, an officer or employee of the Company. Mr. Tucci, a member of the Board, is Chairman of the Governance and Compensation Committee, and is also an executive of EMC Corporation. As noted above, the Company purchases data processing equipment and software from EMC Corporation. During fiscal 2010, no member of the Governance and Compensation Committee or Board was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chairman of any standing committee of the Board. These procedures cover recommendations by stockholders of candidates for nomination for election to the Board. Written communications should be clearly marked “Stockholder and Other Interested Parties — Board Communication,” and be mailed to Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairmen, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2010, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review on the Company’s website at www.paychex.com at the Investor Relations section under “Corporate Governance.” The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its website at the address specified above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our financial results for fiscal 2010 were impacted by the cumulative adverse effect of the recession and global financial crisis that began in 2008. These results, while reflecting a decline compared to the prior fiscal year, were in line with our expectations. These expectations were considered in the Company’s goal setting process for fiscal 2010. The Company’s financial performance was a significant factor in the executive compensation decisions that were made for fiscal 2010. For more information about our fiscal 2010 business results, see the section of our Fiscal 2010 Annual Report on Form 10-K titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following highlights the Governance and Compensation Committee’s key compensation decisions for fiscal 2010, as reported in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement:

•	For fiscal 2010, the performance targets established and actual results achieved related to the annual officer performance incentive program (the “annual incentive program”) were as follows:

	Performance Targets Established			Actual Results
$ In Millions	Threshold	Target	Maximum	Achieved

Annualized New Business Revenue	$471	$496	$511	$458
Annual Service Revenue	$1,920	$1,980	$2,005	$1,946
Annual Operating Income, Net of Certain Items	$656	$683	$696	$686
Annual Operating Income, Net of Certain Items, as a Percentage of Annual Service Revenue	33.7%	34.5%	34.7%	35.2%

The quantitative portion of the annual incentive program was based on achievement compared to the established targets. The cumulative impact of the weak economy on our client base and check volume resulted in annual service revenue for fiscal 2010 falling short of the established target but above the threshold. However, strong cost control measures aided in achieving the target result for annual operating income, net of certain items, with overachievement for annual operating income, net of certain items, as a percentage of annual service revenue. For fiscal 2010, the CEO received approximately 78% of the quantitative component of his target annual incentive program and NEOs, exclusive of Mr. Humenik, received 86% of the quantitative component of their target annual incentive program. Refer to pages 27 and 28 of this Proxy Statement for a more detailed discussion of the annual incentive program and the Board’s use of discretion in determining performance achievement.

•	In July 2009, the NEOs were granted annual equity-based compensation in the form of stock options and restricted stock awards. The quantity of awards granted was determined based on a total estimated value, which may have been adjusted for each NEO based on individual performance, retention considerations, and/or overall Company performance. Refer to page 28 of this Proxy Statement for further discussion of equity-based compensation.

•	In July 2009, the Committee approved a special award of stock options to the NEOs. This special award was related to the total estimated value that the officers should have received for their July 2008 stock option awards. For further discussion of this award and the circumstances surrounding it, refer to page 29 of this Proxy Statement.

•	Delbert Humenik joined the Company in September 2009 as Senior Vice President of Sales and Marketing. Upon his hire, Mr. Humenik received an award of stock options and restricted stock, as detailed in the Grants of Plan-Based Awards For Fiscal 2010 table on page 35 of this Proxy Statement. The terms of these awards were consistent with those the other NEOs received as part of their annual equity grant in July 2009. Mr. Humenik received a pro rata target payout for the annual incentive program for fiscal 2010 as he was not employed by Paychex at the time the goals were set and had limited time with the Company in which to influence results against such goals.

•	No salary increases were provided to NEOs during the July 2009 compensation review due to the Company-wide suspension of salary increases that was in place at that time.

Refer to the remainder of this Compensation Discussion and Analysis for a discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as detailed in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement.

Objectives of Compensation Program

The Company believes in a pay-for-performance approach to NEO compensation. The overall objectives of our officer compensation plan are to provide competitive opportunities when compared with companies of comparable size; attract, retain, and develop highly qualified NEOs; reward exceptional individual performance; tie compensation to our overall financial and strategic objectives; and align the interests of NEOs with the interests of stockholders.

To achieve these objectives, our officer compensation plan has been designed to:

•	be closely linked to, and deliver pay opportunities based on, Company and individual performance;

•	have incentives based on a focused set of financial, operational, and strategic goals;

•	provide the appropriate mix of individualized base salary, variable compensation, and short- and long-term incentives to deliver additional compensation opportunity for superior performance and reduced compensation opportunity in periods where performance goals are not achieved; and

•	be clearly communicated to NEOs, stockholders, and other key parties.

Role of Governance and Compensation Committee

As part of the committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the committee:

•	reviews base salaries for adjustments, if any;

•	resets the annual incentive program;

•	approves the prior year payouts under the annual incentive program;

•	grants equity awards under our 2002 Plan; and

•	considers the impact of section 162(m) of the Code.

As outlined in its charter, the committee has the authority to retain consultants and advisors, at the Company’s expense, to assist in the discharge of the committee’s duties. The committee can retain and dismiss such consultants and advisors at any time. The committee’s consultants report directly to the committee and have direct access to the committee through the chairman. The committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the Vice President of Organizational Development, may work closely with the committee’s consultant, the consultant is ultimately accountable to the committee on matters related to compensation.

Through April 2010, the committee utilized the compensation advisory services of Watson Wyatt Worldwide (“Watson Wyatt”). Beginning in May 2010, the committee retained the services of Steven Hall & Partners (“Steven Hall”), as its independent compensation consultant. Steven Hall has not provided any services to the Company prior to or subsequent to being retained as compensation consultant to the committee. The committee was solely responsible for the decision to retain Steven Hall as its consultant. In fiscal 2010, Watson Wyatt advised the committee on matters of NEO compensation, assisted the committee with analysis and research, and updated the committee on evolving best practices in compensation. Steven Hall was retained to perform these services for fiscal 2011. While Steven Hall may express an opinion on compensation matters, the committee is solely responsible for setting the type and amount of compensation for NEOs.

Management retains the services of First Niagara Consulting as a compensation consultant to advise management on overall compensation strategy and plan design. Generally, compensation plans are developed and proposed by management, with analytical and research assistance by First Niagara Consulting. The committee’s consultant reviews reports from management and First Niagara Consulting and offers the committee their opinions on the findings.

Our CEO and our Vice President of Organizational Development provide recommendations to the committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will be in attendance at the meetings of the committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plans and also presents recommendations regarding: salary for each of the NEOs (other than himself); the upcoming fiscal year’s annual incentive program structure; and equity awards. Management is excluded from executive sessions of the committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the committee.

Elements of Compensation

We use a combination of compensation elements, including base salary, annual incentive program, and equity awards delivered under our 2002 Plan. The committee compares our NEOs’ compensation plan with that of other NEOs at similar companies, when such information is available. The committee reviews compensation consultants’ reports to assess our cash compensation elements of base salary and annual incentive program. The committee strives for our NEOs’ compensation to be competitive with our Peer Group. The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends. The committee continues to review each of the elements annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The committee, in making its decisions, targets an equitable mix of compensation. For fiscal 2010, NEO compensation packages averaged 48% in cash compensation and 52% in equity-based compensation, based on the value of equity awards as provided in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy statement.

Annually, management provides the committee a summary for the upcoming fiscal year of total cash compensation and equity awards (based on grant date fair value) for all officer levels, from vice president to CEO. The summary is used to evaluate compensation recommendations and the impact to total compensation for each individual.

Management also provides the committee on an annual basis a three-year history of total compensation for all officers, including cash, annual incentive program payout, and equity-based compensation. This history provides a more complete picture of the internal trend of compensation to executive officers, both as a team and as individuals. This summary facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The committee uses these management updates along with peer information as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions.

Compensation for our officers is most closely compared to our Peer Group. The committee assesses total compensation at the median of the Peer Group, even though Paychex generally performs above the median. This is not the sole determining factor in the committee’s decisions on compensation, and the committee reserves the discretion to adjust compensation based on other factors as discussed above. The Peer Group consists of seventeen companies with comparable revenue and net income who are in a comparable industry, or who are direct competitors of Paychex. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group is comprised of the following industries or segments: a direct competitor in the payroll industry; financial transaction management companies; business services and outsourcing companies; and a human resources outsourcing company.

Our current Peer Group consists of the following companies:

Paychex Peer Group

		Reported			Net Income
$ In Millions		Fiscal Year			as a % of
Company Name	Ticker	End	Revenue	Net Income	Revenue

Direct Competitor Payroll
Automatic Data Processing, Inc.	ADP	Jun-10	$8,928	$1,211	14%
Financial Transaction Management
Fiserv, Inc.	FISV	Dec-09	$4,077	$476	12%
The Western Union Company	WU	Dec-09	$5,084	$849	17%
Total System Services, Inc.	TSS	Dec-09	$1,688	$215	13%
Global Payments Inc.	GPN	May-10	$1,642	$203	12%
The Brink’s Company	BCO	Dec-09	$3,135	$200	6%
Business Services and Outsourcing
DST Systems, Inc.	DST	Dec-09	$2,218	$242	11%
The Dun & Bradstreet Corporation	DNB	Dec-09	$1,687	$319	19%
Equifax Inc.	EFX	Dec-09	$1,825	$234	13%
Broadridge Financial Solutions, Inc.	BR	Jun-10	$2,209	$190	9%
Robert Half International Inc.	RHI	Dec-09	$3,037	$37	1%
Intuit Inc.	INTU	Jul-10	$3,455	$574	17%
Iron Mountain Incorporated	IRM	Dec-09	$3,014	$221	7%
Moody’s Corporation	MCO	Dec-09	$1,797	$402	22%
H&R Block, Inc.	HRB	Apr-10	$3,874	$479	12%
TD AMERITRADE Holding Corporation	AMTD	Sep-09	$2,408	$644	27%
Human Resources Outsourcing
Hewitt Associates, Inc.	HEW	Sep-09	$3,074	$265	9%

Paychex, Inc.	PAYX	May-10	$2,001	$477	24%
Paychex Percentile Rank			29%	71%	94%

The committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or comparative metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. During fiscal 2010, actions were taken by the committee to adjust the Peer Group. Metavante Technologies, Inc. (MV) was removed from the Peer Group as it was acquired by another company. The Western Union Company, TD AMERITRADE Holding Corporation, and The Brink’s Company were added to the Peer Group as these are companies with comparable size and operating structure to Paychex.

Base Salary

Annually, base salaries are reviewed to determine what, if any, increase is required. For fiscal 2010, there was no increase in base salaries of NEOs due to a Company-wide suspension of salary increases.

Annual Officer Performance Incentive Program

Our annual incentive program is a cash incentive plan in which payments are made upon the satisfaction of certain quantitative and qualitative components. The quantitative component consists of certain predetermined performance targets. The performance targets for the annual incentive program are established at the beginning of each fiscal year, typically based on the Board-approved fiscal year financial plan. The annual incentive program provides our NEOs the opportunity for additional cash compensation based primarily on the following goals: annualized new business revenue; annual service revenue; annual operating income, net of certain items; and annual operating income, net of certain items, as a percentage of annual service revenue. The targets for payout are established by the committee with consultation of management. The program was established to motivate our NEOs to meet the financial goals set by the Company as presented to its stockholders.

Refer to the table in the Executive Summary on page 24 of this Proxy Statement for more information on the specific targets and actual results achieved for fiscal 2010.

The performance targets of the annual incentive program have both financial and strategic objectives. Targets for the annual incentive program are set at specific financial goals, which are in alignment with stockholder interests. Once the target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the committee reserves the right to apply discretion.

Historically, the sole exclusion from operating income, net of certain items, has been interest on funds held for clients. Operating income, net of certain items, is considered a non-GAAP measure. At the discretion of the committee, they may adjust for items that are unusual and infrequent in nature. For fiscal 2010, operating income for purposes of measuring performance was adjusted for an $18.7 million expense charge to increase the litigation reserve, the gain on sale of the Company’s Stromberg time and attendance operations (“Stromberg”), and an asset disposal. For fiscal 2010, all performance targets with the exception of annualized new business revenue were adjusted to remove the effect of Stromberg post disposition for all NEOs except the CEO. Mr. Judge’s performance targets remained unchanged at $1,990 million, $685 million, and 34.4% for annual service revenue, annual operating income, net of certain items, and annual operating income, net of certain items, as a percentage of annual service revenue, respectively.

For fiscal 2010, the annual incentive program applicable to the CEO and the other NEOs was structured into two components — quantitative and qualitative, similar to recent past years. The quantitative component is intended to comply with section 162(m) of the Code for NEOs affected by the $1 million limitation. The CEO’s quantitative target percentage as reflected in his separate incentive award agreement is 105% of base salary. The quantitative target percentage for Senior Vice Presidents (“SVPs”) is 65% of base salary. For all other vice presidents, the quantitative target percentage is 40% of base salary. As the committee adjusts the allocation of total compensation, the intent is to increase the percentage of total compensation that is performance-based. Mr. Humenik’s annual incentive program payout for fiscal 2010 was pro rated based on achievement at target as he was not employed by Paychex at the time the goals were set and had limited time with the Company in which to influence results against such goals.

Each NEO is also assigned a qualitative section under the annual incentive program, with the CEO potentially receiving 20% of base salary and all other NEOs potentially receiving 10% of base salary, the same at threshold, target, and maximum. Individual-specific qualitative goals are established at the beginning of the fiscal year based on functions unique to the individual. These goals are highly subjective and are not always based on quantifiable financial measurements. The committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of whether the officer has achieved the pre-established individual goals. The qualitative component of the annual incentive program is not considered material to the overall compensation for each NEO.

Equity-Based Compensation

To align our NEOs’ interests with the long-term interests of our stockholders, the Company grants equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the Board in July. The exercise price of the award is typically the closing market price, but never less than 100% of fair market value, on the date of the grant. Historically, the July Board meeting has been scheduled to occur approximately two weeks after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The committee anticipates continuing its granting practice. In fiscal 2010, the Board also granted equity awards to individuals upon hire or promotion to executive officer positions. These equity awards were not granted during any trading black-out periods. Recipients are notified shortly after Board approval of their grant, noting the number of stock options or shares of restricted stock granted, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

In July 2009, the committee granted a blend of stock options and performance-accelerated restricted stock to provide pay for performance. A blend of stock options and restricted stock optimizes total equity awarded and balances risk and reward, aligning with stockholders’ interests over the long term. The quantity of stock options and shares of restricted stock awarded was based on an estimated total value, as determined by the committee, with that total value split 55% to stock options and 45% to restricted stock. The estimated total value may be adjusted by the committee at its discretion for individual performance and retention considerations.

The grants of restricted stock awards have time-based vesting with performance-based acceleration to recognize all aspects of the NEOs’ contributions to the Company, and to motivate the NEOs to meet our annual and long-term financial targets. The restricted stock granted in July 2009 will vest for active employees on the fifth anniversary of the grant date, unless performance criteria are met for the acceleration of vesting. The performance targets are operating income, net of certain items, and service revenue as established by the committee at the time of grant. If performance targets are met for a fiscal year, up to one-third of the award would vest at that time. If all targets are met for three consecutive years, then the award would be fully vested.

Beginning in fiscal 2009, the committee intended to base equity award grants on the estimated total value of the award as opposed to fixed quantities. The quantity of stock options in the July 2008 award was calculated based on an estimated Black-Scholes value. Subsequent to the committee’s approval of the July 2008 stock options, it was determined that the actual Black-Scholes value on the date of grant was lower than the estimated value, resulting in an option grant with a lower compensation value than the committee had approved. Therefore, a special award was granted on July 9, 2009 at an exercise price of $31.95. This exercise price is above the closing stock price of $24.21 on the date of grant, but consistent with the exercise price of the options granted in July 2008. In addition, the committee approved the acceleration of 20% of the award to vest on July 10, 2009, with 20% vesting on each of the next four anniversary dates. The award expires on July 9, 2018.

Information regarding the stock options and restricted stock granted to the NEOs in fiscal 2010 and in prior years are detailed in the Named Executive Officer Compensation tables of this Proxy Statement.

CEO Compensation

It is the responsibility of the committee to evaluate Mr. Judge’s performance annually and determine his total compensation. Mr. Judge receives compensation based on his leadership role and the overall performance of the Company. Mr. Judge receives a base salary comparable to the median of salaries for CEOs in our Peer Group. His annual incentive program, as described under “Annual Officer Performance Incentive Program,” is also comparable to the median of CEOs in our Peer Group, and is commensurate with his leadership role at the Company. Mr. Judge also receives equity awards under the 2002 Plan. During fiscal 2010, he received annual equity awards of 316,447 stock options and 48,018 shares of performance-accelerated restricted stock. The total value of the awards granted is comparable to the lowest quartile in our Peer Group. Mr. Judge also received a special award on July 9, 2009, as discussed above, for 58,275 options. For fiscal 2010, the committee also awarded Mr. Judge a discretionary bonus of $50,000 as a means to reward Mr. Judge for the successful disposition of Stromberg. Certain elements of Mr. Judge’s compensation are significantly higher than those of the SVPs due to the executive structure of the Company.

In addition to the above elements of compensation, Mr. Judge has a severance package, described in his employment agreement which expires November 30, 2010. No written or oral change of control or severance arrangements exist for our NEOs, except for this arrangement with Mr. Judge. For further detail refer to the Change of Control and Severance Arrangement information on page 39 of this Proxy Statement.

Stock Ownership Guidelines

The committee set stock ownership guidelines for our CEO (two times his base salary) and SVPs (one times base salary). The ownership guidelines were established to provide an additional element of retention and to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guideline, unvested restricted stock awarded to the executive officers is included.

NEOs of the Company must also adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Non-Compete and Other Forfeiture Provisions

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include competition with the Company during a specified period after termination of employment, solicitation of the Company’s clients or employees during a specified period after termination of employment, breach of confidentiality either during or after employment, or engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company. Should any of these activities occur, the Company may cancel all or any outstanding portion of the equity awards subject to this provision, and recover the gross value of any vested restricted shares, including all dividends. In the case of non-qualified stock options, the Company may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, the Company may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs receive benefits in the form of vacation, medical, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to the limitations on the 401(k) Plan account provided by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the Non-Qualified Deferred Compensation discussion on page 41 of this Proxy Statement for more information on how our deferred compensation plan functions.

Subsequent Events

In July 2010, the following equity-based compensation was granted to the NEOs.

			Time-Vested
	Performance		Restricted Stock
	Shares at Target	Option Awards	Awards

John M. Morphy	—	—	21,931
Delbert M. Humenik	12,411	29,786	4,964
Martin Mucci	12,411	29,786	4,964
William G. Kuchta	—	—	10,966

The award quantities granted were determined based on a total estimated value, split between stock options, time-vested restricted stock, and performance shares. A larger portion of the value of the equity was shifted to at-risk, performance-based awards in the form of performance shares and stock options. The balance of equity awards in the form of time-vested restricted stock was granted for retention purposes. The total estimated value for each NEO may have been adjusted for individual performance and retention considerations.

The stock options vest annually in 25% increments over four years. The time-vested restricted shares lapse ratably over three years. The number of performance shares to be received will be based on achievement against targets over a two-year cumulative period. The performance targets are service revenue and operating income, net of certain items, as set by the Board. The NEO must be an employee of the Company at the end of a one-year period following the achievement of performance in order to receive the shares. During that one year, dividends shall accrue to be paid when the NEO receives the shares. As an incentive for long-term retention, in lieu of the above three types of equity awards, Mr. Morphy and Mr. Kuchta received time-vested restricted stock awards that vest ratably over 3 years.

In July 2010, the restrictions lapsed on one-sixth of the July 9, 2009 restricted stock award. This acceleration of lapsing was based on the achievement of the target for operating income, net of certain items. Actual operating income, net of certain items as adjusted based on Board discretion, was $685.5 million for fiscal 2010. The target for service revenue was not achieved. The targets for operating income, net of certain items, to accelerate the lapsing of the outstanding restricted stock awards granted in July 2008, 2007, and 2006 were not achieved, and therefore no lapse occurred.

On July 12, 2010, Paychex announced Mr. Judge’s resignation from his position as President and CEO effective July 31, 2010. Until his replacement is in place, the Board has established an executive committee comprised of Mr. Humenik, Mr. Morphy, and Mr. Mucci. Chairman of the Board, B. Thomas Golisano, and the Board will provide oversight for the executive committee.

In connection with his resignation, Mr. Judge signed a separation agreement. The following is a summary of terms and conditions of that agreement.

•	Mr. Judge will receive a separation payment of $1.9 million, immediate acceleration on July 31, 2010 of unvested equity awards granted prior to July 1, 2007, and COBRA premiums for health insurance for twelve months.

•	An additional 11,111 shares of restricted stock and an additional 30,000 stock options from the July 17, 2007 awards will also vest immediately on July 31, 2010.

•	All vested and exercisable equity awards will continue to be governed by applicable plan documents.

•	In consideration of the Company entering into the agreement, Mr. Judge has agreed to certain non-compete, non-disparagement, confidentiality, and non-solicitation provisions. In addition to the agreement and in consideration of benefits received as indicated above, Mr. Judge entered into a general release of all claims with the Company.

•	Certain terms of Mr. Judge’s employment agreement dated November 30, 2007 survive the separation and remain in full force as do the non-competition, non-solicitation, confidentiality, and detrimental conduct provisions of Mr. Judge’s July 2008 and July 2009 equity compensation agreements with the Company.

Impact of the Internal Revenue Code

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million, unless specified requirements are met. The committee has carefully considered the impact of this provision as one factor among others in structuring NEO compensation. At this time, it is the committee’s intention to continue to compensate all NEOs based on overall performance. The committee expects that most compensation paid to NEOs will qualify as a tax-deductible expense. For fiscal 2010, our annual incentive program was designed to provide incentive compensation that would not count against the $1 million limitation, including the quantitative component of the NEOs’ annual performance incentive. However, within the NEOs’ annual incentive there is a portion of the payout which is qualitative and is not exempt from the application of Section 162(m). As a result of this qualitative component, $0.1 million of compensation expenses did not qualify as a tax-deductible expense during fiscal 2010.

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in the Proxy Statement with management. Based on such review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and the Company’s Form 10-K for fiscal 2010.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman
David J. S. Flaschen
Grant M. Inman
Joseph M. Velli

NAMED EXECUTIVE OFFICER COMPENSATION

FISCAL 2010 SUMMARY COMPENSATION TABLE

The table below presents the total compensation paid or earned by each of the NEOs.

						Non-Equity
Name and Principal	Fiscal			Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3),(4)	Compensation(5)	Compensation(6)	Total

Jonathan J. Judge	2010	$915,000	$50,000	$1,162,516	$1,567,449	$934,825	$27,613	$4,657,403
President and CEO	2009	$915,000	$—	$1,461,393	$1,340,675	$320,250	$30,221	$4,067,539
	2008	$908,606	$—	$1,463,696	$1,765,500	$1,055,388	$39,652	$5,232,842
John M. Morphy	2010	$439,245	$—	$232,513	$313,493	$289,902	$—	$1,275,153
Senior Vice President,	2009	$435,611	$—	$292,279	$268,133	$87,849	$8,941	$1,092,813
CFO, and Secretary	2008 (7)	$411,498	$—	$1,610,048	$353,100	$296,851	$8,712	$2,680,209
Delbert M. Humenik	2010	$275,385	$—	$224,976	$274,439	$225,000	$18,648	$1,018,448
Senior Vice President,
Sales and Marketing
Martin Mucci	2010	$428,003	$—	$232,513	$316,114	$282,482	$—	$1,259,112
Senior Vice President,	2009	$423,911	$—	$319,500	$291,600	$85,601	$7,254	$1,127,866
Operations	2008	$398,300	$—	$292,748	$353,100	$286,550	$8,359	$1,339,057
William G. Kuchta	2010	$305,513	$—	$116,256	$156,757	$135,902	$—	$714,428
Vice President,	2009	$303,796	$—	$146,171	$134,070	$53,465	$10,169	$647,671
Organizational	2008	$292,512	$—	$146,396	$176,550	$143,648	$7,029	$766,135
Development

(1)	The amount in this column represents a discretionary bonus awarded to Mr. Judge as a reward for the successful disposition of Stromberg.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as lapse in a restricted stock award). The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were $24.21 per share, $31.95 per share, and $43.91 per share for the restricted stock awards granted in fiscal years 2010, 2009, and 2008, respectively. Mr. Humenik was hired subsequent to the July 2009 grant and received an award on September 28, 2009 at a fair value of $29.29 per share. Refer to the Grants of Plan-Based Awards For Fiscal 2010 table on page 35 of this Proxy Statement for further information on restricted stock awards granted in fiscal 2010.

(3)	The amounts in this column reflect the grant date fair value for stock option awards granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options). The fair value for the stock option awards was determined using a Black-Scholes option pricing model. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

		July
	September	2009	July	July	July
	2009	(Special Award)	2009	2008	2007

Risk-Free Interest Rate	3.1%	2.7%	3.0%	3.5%	5.0%
Dividend Yield	4.7%	4.5%	4.5%	3.3%	2.7%
Volatility Factor	.27	.28	.28	.28	.27
Expected Option Term Life in Years	6.5	5.5	6.5	6.5	6.5
Fair Value	$4.90	$2.57	$4.48	$7.29	$11.77

(4)	The amounts in this column include the one-time special award made in July 2009 as discussed in more detail on page 29 of this Proxy Statement.

(5)	The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year.

(6)	The amounts in this column include the Company’s matching contributions under the 401(k) Plan. For fiscal 2010, there were no Company matching contributions reported as a result of suspension of the employer match in April 2009. The amounts for Mr. Judge and Mr. Humenik include costs to attend certain sales events to recognize top performers in sales, not to exceed 2% of the sales force, for fiscal years 2010, 2009, and 2008. Within those costs are tax gross-ups of $9,204, $6,017, and $9,368 for each of the respective fiscal years for Mr. Judge and tax gross-up of $6,216 for Mr. Humenik for fiscal 2010.

(7)	The stock award total for Mr. Morphy in fiscal 2008 includes an additional one-time restricted stock award of 30,000 shares, with a total grant date fair value of $1,317,300, to provide incentive for long-term retention.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2010 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted in fiscal 2010 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2010.

							All Other
						All Other	Option		Grant
						Stock	Awards:	Exercise	Date Fair
						Awards:	Number of	or Base	Value of
			Estimated Possible Payouts Under			Number of	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	Option	Option
	Grant	Grant	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Type	Date	($)	($)	($)	Units (#)(2)	(#)(3)	($/Sh)	($)(4)

Jonathan J. Judge	Annual Incentive Program	7/9/2009	$457,500	$1,143,750	$1,830,000
	Restricted Stock	7/9/2009				48,018			$1,162,516
	Stock Option	7/9/2009					316,447	$24.21	$1,417,682
	Stock Option(5)	7/9/2009					58,275	$31.95	$149,767
John M. Morphy	Annual Incentive Program	7/9/2009	$131,774	$329,434	$527,094
	Restricted Stock	7/9/2009				9,604			$232,513
	Stock Option	7/9/2009					63,290	$24.21	$283,539
	Stock Option(5)	7/9/2009					11,655	$31.95	$29,954
Delbert M. Humenik	Annual Inventive Program(6)	9/28/2009	$225,000	$225,000	$360,000
	Restricted Stock	9/28/2009				7,681			$224,976
	Stock Option	9/28/2009					56,008	$29.29	$274,439
Martin Mucci	Annual Incentive Program	7/9/2009	$128,401	$321,002	$513,604
	Restricted Stock	7/9/2009				9,604			$232,513
	Stock Option	7/9/2009					63,290	$24.21	$283,539
	Stock Option(5)	7/9/2009					12,675	$31.95	$32,575
William G. Kuchta	Annual Incentive Program	7/9/2009	$61,103	$152,757	$244,410
	Restricted Stock	7/9/2009				4,802			$116,256
	Stock Option	7/9/2009					31,647	$24.21	$141,779
	Stock Option(5)	7/9/2009					5,828	$31.95	$14,978

(1)	The amounts in these columns consist of possible annual incentive payouts under our annual incentive program for fiscal 2010. The amounts actually earned by each NEO in fiscal 2010 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement.

(2)	The amounts in this column consist of restricted stock awards granted in fiscal 2010 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. These shares vest on the fifth anniversary of the grant date, provided the NEO is an employee of the Company on that date. Vesting of these shares will accelerate up to one-third of the grant for each fiscal year in which pre-established dollar targets for operating income, net of certain items, and service revenue are achieved. Upon death or disability, these shares fully vest. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting.

(3)	The amounts in this column consist of stock option awards granted in fiscal 2010 under the 2002 Plan. With the exception of the special award as indicated in note 5, these stock option awards have an exercise price equal to the closing stock price on the date of grant, have a term of ten years, and vest 20% per annum over a five-year period. Upon death or disability, all unvested options fully vest.

(4)	The amounts in this column represent the aggregate grant date fair value of restricted stock and stock option awards granted in fiscal 2010 under the 2002 Plan. The fair values of the restricted stock awards were $24.21 for the July 2009 awards and $29.29 for Mr. Humenik’s September 2009 award. The fair values were equal to the price of the underlying common stock on the date of grant. The fair values of the July 2009 annual stock option award (see note 5 for the special stock option award) and Mr. Humenik’s September 2009 stock option award were $4.48 and $4.90 per share, respectively, and were determined using a Black-Scholes option pricing model.

(5)	This one-time special stock option award had a fair value of $2.57, with shares vesting 20% on July 10, 2009 and 20% on each of the next four anniversaries of the grant date. These grants expire on the ninth anniversary of the grant date.

(6)	The minimum pro-rated payout Mr. Humenik would have received was based on achievement at target for fiscal 2010 as he was not employed by the Company at the time the goals were set and had limited time with the Company in which to influence results against such goals.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

No stock option exercises or restricted stock lapses occurred for the NEOs during fiscal 2010.

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2010

The following table presents the equity awards made to NEOs which are outstanding as of May 31, 2010.

	Option Awards							Stock Awards(3),(4)
								Number
			Number of	Number of				of Shares
			Securities	Securities			Total	or Units	Market Value
			Underlying	Underlying			Potential	of Stock	of Shares or
			Unexercised	Unexercised			Current	That Have	Units of Stock
	Option		Options	Options	Option	Option	Value of	Not	That Have Not
	Grant		(Exercisable)	(Unexercisable)	Exercise	Expiration	Outstanding	Vested	Vested
Name	Date		(#)	(#)(1)	Price ($)	Date	Options(2)	(#)	($) (5)

Jonathan J. Judge	07/09/2009		—	316,447	$24.21	07/08/2019
	07/09/2009	(6)	11,655	46,620	$31.95	07/09/2018
	07/10/2008		36,781	147,125	$31.95	07/09/2018
	07/17/2007		60,000	90,000	$43.91	07/17/2017
	07/13/2006		90,000	60,000	$36.87	07/13/2016
	07/07/2005		200,000	50,000	$33.68	07/07/2015
	10/01/2004		650,000	—	$30.68	10/01/2014	$1,370,216
								127,093	$3,627,234
John M. Morphy	07/09/2009		—	63,290	$24.21	07/08/2019
	07/09/2009	(6)	2,331	9,324	$31.95	07/09/2018
	07/10/2008		7,356	29,425	$31.95	07/09/2018
	07/17/2007		12,000	18,000	$43.91	07/17/2017
	07/13/2006		18,000	12,000	$36.87	07/13/2016
	07/07/2005		40,000	10,000	$33.68	07/07/2015
	07/08/2004		30,000	—	$31.79	07/08/2014
	07/12/2001		15,000	—	$40.86	07/12/2011
	07/13/2000		15,000	—	$42.69	07/13/2010	$274,046
								55,420	$1,581,687
Delbert M. Humenik	09/28/2009		—	56,008	$29.29	09/27/2019	—	7,681	$219,216

Martin Mucci	07/09/2009		—	63,290	$24.21	07/08/2019
	07/09/2009	(6)	2,535	10,140	$31.95	07/09/2018
	07/10/2008		8,000	32,000	$31.95	07/09/2018
	07/17/2007		12,000	18,000	$43.91	07/17/2017
	07/13/2006		18,000	12,000	$36.87	07/13/2016
	07/07/2005		40,000	10,000	$33.68	07/07/2015
	07/08/2004		30,000	—	$31.79	07/08/2014
	07/10/2003		25,000	—	$29.55	07/10/2013
	07/11/2002		15,000	—	$28.14	07/11/2012	$280,046
								26,272	$749,803
William G. Kuchta	07/09/2009		—	31,647	$24.21	07/08/2019
	07/09/2009	(6)	1,165	4,663	$31.95	07/09/2018
	07/10/2008		3,678	14,713	$31.95	07/09/2018
	07/17/2007		6,000	9,000	$43.91	07/17/2017
	07/13/2006		9,000	6,000	$36.87	07/13/2016
	07/07/2005		20,000	5,000	$33.68	07/07/2015
	07/08/2004		12,000	—	$31.79	07/08/2014
	07/10/2003		8,000	—	$29.55	07/10/2013
	07/11/2002		15,000	—	$28.14	07/11/2012
	07/12/2001		8,000	—	$40.86	07/12/2011
	07/13/2000		12,000	—	$42.69	07/13/2010	$143,032
								12,712	$362,800

(1)	The option awards displayed in this column vest 20% per annum over a five-year period from the date of grant, except for the July 2009 special award discussed in note 6. The following table provides information with respect to the future vesting of each NEO’s outstanding options:

	Number of Securities Vesting (#)
	July	September	July	September	July	September	July	September	July	September
	2010	2010	2011	2011	2012	2012	2013	2013	2014	2014

Jonathan J. Judge	221,725	—	171,725	—	141,726	—	111,726	—	63,290	—
John M. Morphy	44,345	—	34,345	—	28,345	—	22,346	—	12,658	—
Delbert M. Humenik	—	11,201	—	11,202	—	11,201	—	11,202	—	11,202
Martin Mucci	45,193	—	35,193	—	29,193	—	23,193	—	12,658	—
William G. Kuchta	22,173	—	17,172	—	14,174	—	11,174	—	6,330	—

Effective July 31, 2010, an additional 60,000 options vested for Mr. Judge according to the terms of his separation agreement. The remaining unvested options were forfeited.

(2)	The total potential current value is based on the difference between $28.54, the closing price of the Company’s common stock on May 28, 2010, and the option price multiplied by all outstanding options whether exercisable or unexercisable. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather is intended to provide additional information that stockholders may find useful.

(3)	Total dividends and interest accrued on the restricted stock awards that have not vested as of May 31, 2010 were as follows: Mr. Judge — $306,289; Mr. Morphy — $61,262; Mr. Humenik — $7,145; Mr. Mucci — $63,378; and Mr. Kuchta — $30,638.

(4)	The stock awards in these columns represent awards on July 13, 2006, July 17, 2007, July 10, 2008, and July 9, 2009, as well as Mr. Humenik’s grant on September 28, 2009, and may have their restrictions lapse over three years if the performance criteria for acceleration are met, as detailed in the table below. One-sixth of the July 2009 award vested in July 2010 as the established target for the operating income, net of certain items, was met. If performance criteria for restricted stock awards are not met for all years, unvested shares will vest on the fifth anniversary of each grant, assuming the NEO is an employee of the Company on those dates.

	Number of Securities Vesting (#)
		September/
	July	October	July	October	July	October	July
	2010	2010	2011	2011	2012	2012	2013

Jonathan J. Judge	8,003	—	53,475	—	42,365	—	23,250
John M. Morphy	1,601	10,000	10,695	10,000	8,473	10,000	4,651
Delbert M. Humenik	—	1,280	2,560	—	2,560	—	1,281
Martin Mucci	1,601	—	10,979	—	8,757	—	4,935
William G. Kuchta	800	—	5,348	—	4,238	—	2,326

Effective July 31, 2010, an additional 22,223 shares of restricted stock vested for Mr. Judge according to the terms of his separation agreement. The remaining unvested shares were forfeited.

In July 2007, Mr. Morphy received a one-time grant to provide incentive for long-term retention. The award vests one-third per year beginning in October 2010.

(5)	The market value displayed is based on the number of shares that have not vested multiplied by $28.54, the closing price of the Company’s common stock as of May 28, 2010.

(6)	This one-time special option award vested 20% immediately and 20% per annum over a four-year period from date of grant. Refer to page 29 for further discussion of this special award.

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENT

FISCAL 2010

CEO Change in Control and Severance Arrangement

Our CEO, Mr. Judge, is the only NEO with a severance arrangement, described in his employment agreement which will expire on November 30, 2010. If Mr. Judge is terminated other than for “cause” or resigns for “good reason,” he is entitled to:

•	one year’s base salary;

•	a severance payment equal to his annual incentive program bonus determined at the same percentage of plan as for the immediately preceding fiscal year (without proration);

•	unvested equity awards made prior to July 1, 2007 shall immediately vest and become exercisable; and

•	COBRA premiums for health insurance for twelve months.

If the termination other than for “cause” or resignation for “good reason” occurs within one year of a “change of control,” in addition to the previously mentioned compensation, all unvested equity awards, regardless of when granted, shall immediately vest and become exercisable. “Cause” is defined in Mr. Judge’s employment agreement as dereliction of duty (after notice and a reasonable opportunity to cure), conviction for a felony, willful misconduct, or failure to follow a lawful directive from the Board (after notice and a reasonable opportunity to cure). “Good reason” is defined in Mr. Judge’s employment agreement as failure of the Company to make any payments or equity grants to the CEO or any other material breach by the Company of its obligations to the CEO within 30 days after the same shall be due, and any material reduction in the CEO’s duties, authority, or responsibilities. “Change of Control” is defined in Mr. Judge’s employment agreement as: the acquisition by any person or entity of at least 50% of the voting shares of Paychex; a consolidation or merger involving Paychex in which Paychex is not the surviving entity; the sale, lease, or exchange of all or substantially all of the Company’s assets; or stockholder approval of a plan of liquidation or dissolution of Paychex. For additional information, refer to the agreement filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 4, 2007.

On July 12, 2010, Paychex announced Mr. Judge’s resignation from his position as President and CEO effective July 31, 2010. In connection with his resignation, Mr. Judge signed a separation agreement. For further discussion on this agreement, refer to the “Subsequent Events” section of the Compensation Discussion and Analysis on page 30.

All Other NEOs

NEOs, with the exception of Mr. Judge, do not have severance arrangements. However, for all NEOs, upon death or disability, all unvested stock options and restricted stock awards become fully vested under the terms of the award agreements under the 2002 Plan. In addition, all NEOs hired prior to October 2004, will receive a payout of any earned, but unused vacation time if their employment terminates for any reason.

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2010, the compensation and benefits to the NEOs upon separation from employment with the Company for the various reasons specified.

				Termination Other
	Voluntary			Than For Cause/
	Resignation/		Termination Other	Resignation For
	Termination For		Than For Cause/	Good Reason within
	Cause or	Death or	Resignation For	One Year of Change
	Retirement	Disability	Good Reason	of Control

Jonathan J. Judge(1)
Compensation:
Base Salary	$—	$—	$915,000	$915,000
Annual Incentive Bonus	—	—	934,825	934,825
Options Awards(2)	—	1,370,216	—	1,370,216
Restricted Stock Awards(3)	—	3,627,234	317,136	3,627,234
Earned and Unused Vacation	—	—	—	—
Benefits:
COBRA Premiums	—	—	8,778	8,778

Total	$—	$4,997,450	$2,175,739	$6,856,053

John M. Morphy
Options Awards(2)	$—	$274,046	$—	$—
Restricted Stock Awards(3)	—	1,581,687	—	—
Earned and Unused Vacation	35,998	35,998	35,998	35,998

Total	$35,998	$1,891,731	$35,998	$35,998

Delbert M. Humenik
Options Awards(2)	$—	$—	$—	$—
Restricted Stock Awards(3)	—	219,216	—	—
Earned and Unused Vacation	—	—	—	—

Total	$—	$219,216	$—	$—

Martin Mucci
Options Awards(2)	$—	$280,046	$—	$—
Restricted Stock Awards(3)	—	749,803	—	—
Earned and Unused Vacation	30,897	30,897	30,897	30,897

Total	$30,897	$1,060,746	$30,897	$30,897

William G. Kuchta
Options Awards(2)	$—	$143,032	$—	$—
Restricted Stock Awards(3)	—	362,800	—	—
Earned and Unused Vacation	29,376	29,376	29,376	29,376

Total	$29,376	$535,208	$29,376	$29,376

Total for all NEOs	$96,271	$8,704,351	$2,272,010	$6,952,324

(1)	On July 12, 2010, Paychex announced Mr. Judge’s resignation from his position as President and CEO effective July 31, 2010. In connection with his resignation, Mr. Judge signed a separation agreement. For further discussion on this agreement, refer to the “Subsequent Events” section of the Compensation Discussion and Analysis on page 30.

(2)	The value of the unvested options is determined by the difference in the closing price of the Company’s common stock of $28.54 on May 28, 2010 and the exercise price multiplied by the number of unvested options. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

(3)	The value of the unvested stock is based upon the closing price of the Company’s common stock of $28.54 on May 28, 2010.

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL 2010

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The plan has been designed to comply with the current guidelines of Section 409A of the Code. Eligible employees are able to defer up to 50% of their base salary and annual incentive program award. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in, and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes our NEOs’ benefits under the plan;

	Fiscal 2010		Aggregate
	Executive	Aggregate Earnings,	Balance as of May 31,
	Contributions	Net	2010
Name	($)(1)	($)(2)	($)(3),(4)

Jonathan J. Judge	$—	$—	$—
John M. Morphy	$20,154	$17,488	$113,005
Delbert M. Humenik	$—	$—	$—
Martin Mucci	$53,477	$55,662	$453,800
William G. Kuchta	$8,020	$40,540	$259,722

(1)	Amounts in this column are reflected in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement in the fiscal year in which the amounts were received.

(2)	Amounts in this column include both net realized gains/losses and net unrealized gains/losses. They are not included in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement as the earnings on these investments are not considered to be “above-market” earnings.

(3)	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in current and previous years in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement.

(4)	Effective April 1, 2010, the NEOs’ investment assets were transferred to Wilmington Trust Company from Legg Mason. The investment funds managed at Wilmington Trust Company available to NEOs, and the respective one-year rates of return as of May 31, 2010, are as follows:

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return

American Europacific Growth Fund Class C	8.89%	T. Rowe Price Growth Stock Fund	22.20%
BlackRock Global Allocation Fund Class A	9.79%	T. Rowe Price New Income Fund	10.95%
Columbia Acorn Fund Class Z	33.14%	T. Rowe Price Small Value Fund	31.53%
Eaton Vance Large Cap Value Fund Class I	17.40%	Vanguard Prime Money Market Fund	0.11%
Oppenheimer Developing Markets Fund Class A	26.79%	Vanguard Total International Stock Fund	8.47%
Fidelity Spartan 500 Index Fund Advantage	21.00%

ALTERNATE FORM OF PRESENTATION OF COMPENSATION RECEIVED IN FISCAL 2010

In reviewing the Company’s NEO compensation, it is important to note the actual amounts Paychex provided to its NEOs in fiscal 2010. The table below is an alternate form of presentation of NEO compensation that shows the actual compensation received by each of the NEOs for fiscal 2010. This table is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather it is intended to provide additional information that stockholders may find useful. This table includes salary, annual incentive program payout, and all other compensation received during fiscal 2010. The main differences between this form of presentation and the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement are as follows:

•	The annual incentive program payout is the amount actually received in July 2009, which was earned based on fiscal 2009 actual results. The annual incentive amounts disclosed in the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement are the amounts earned for fiscal 2010 that were paid in July 2010.

•	None of the NEOs exercised stock options in fiscal 2010. There were no lapses of restricted stock awards in fiscal 2010 and no value realized by the NEOs. The Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement reflects the grant date fair value of the stock options and restricted stock awards granted in fiscal 2010.

		Annual	All Other
	Base Salary(1)	Incentive(1)	Compensation(2)	Total

Jonathan J. Judge	$915,000	$320,250	$27,613	$1,262,863
John M. Morphy	$439,245	$87,849	$—	$527,094
Delbert Humenik	$275,385	$—	$18,648	$294,033
Martin Mucci	$428,003	$85,601	$—	$513,604
William G. Kuchta	$305,513	$53,465	$—	$358,978

(1)	Included in the base salary and annual incentive are amounts deferred under the Company’s non-qualified and unfunded deferred compensation plan as shown in the “Executive Contributions” column of the Non-Qualified Deferred Compensation table on page 41 of this Proxy Statement.

(2)	Refer to note 6 of the Fiscal 2010 Summary Compensation Table on page 33 of this Proxy Statement for information on these amounts.

OTHER MATTERS AND INFORMATION

Proposals for Next Year’s Annual Meeting

Stockholder proposals, which are intended to be presented at the 2011 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 6, 2011. Any such proposals must be submitted in accordance with applicable SEC rules and regulations.

Stockholder proposals, which are intended to be presented at the 2011 Annual Meeting of Stockholders but not included in the Company’s Proxy Statement must be received by the Company’s Corporate Secretary at our executive offices on or before July 20, 2011. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2011 Annual Meeting of Stockholders.

Other Actions at the Annual Meeting

As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Cost of Solicitation of Proxies

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

Electronic Access to Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are also available on the Company’s website at www.paychex.com at the Investor Relations section under “Annual Reports and Proxy Statements.” As an alternative to receiving paper copies of the Proxy Statement and Annual Report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you. To give your consent to receive future documents via electronic delivery, please vote your proxy via the Internet and follow the instructions to register for electronic delivery.

Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about September 3, 2010. You may also obtain a copy of our Annual Report on Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

In accordance with notices previously sent to stockholders, the Company is delivering one Annual Report and Proxy Statement in one envelope addressed to all stockholders who share a single address unless they have notified the Company that they wish to revoke their consent to the program known as “householding.” Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank, broker, or other holder of record, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank, broker, or other holder of record.

APPENDIX A

PAYCHEX, INC.

2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 13, 2010)

1.	Purpose.

The purpose of the Plan is to encourage ownership in the Company on the part of those employees who are primarily responsible for the overall success and growth of the Company. Through the granting of options to purchase stock and the awarding of a portion of compensation in the form of equity subject to certain restrictions, the Plan provides these individuals with an incentive to remain with the Company ensuring association of their interest with those of the Company’s other stockholders.

2.	Amendment and Restatement; Effective Date & Duration.

The Plan was adopted by the Board of Directors on July 11, 2002, became effective on August 1, 2002 and was approved by the stockholders of the Company at the annual meeting of the stockholders held on October 17, 2002. The Plan was amended and restated by the Board of Directors on July 7, 2005 and became effective upon the approval thereof by the stockholders of the Company at the annual meeting of the stockholders held on October 12, 2005. This amendment and restatement of the Plan was adopted by the Board of Directors on July 6, 2010 and shall become effective upon the approval thereof by the stockholders of the Company at the annual meeting of the stockholders to be held on October 13, 2010. The Plan is unlimited in duration and, in the event of the termination of the Plan, shall remain in effect as long as any Awards under it are outstanding; provided, however, that to the extent required by the Code, (i) no Incentive Stock Option may be granted on a date that is more than ten years from the date that this amendment and restatement of the Plan is approved by stockholders, and (ii) no Performance Award may be granted on a date that is more than five years from the date that this amendment and restatement of the Plan is approved by stockholders unless the Performance Criteria upon which such Performance Award is based have been resubmitted to and approved by the stockholders of the Company within the five-year period preceding such date.

3.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Stock Award granted under the Plan.

(c) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” shall mean (i) dereliction of duty, (ii) conviction for a felony, or (iii) willful misconduct.

(f) “Change of Control” means the acquisition by any person or entity of at least 50% of the voting shares of the Company; a consolidation or merger involving the Company in which the Company is not the surviving entity; the sale, lease or exchange of all or substantially all of the Company’s assets; or shareholder approval of a plan of liquidation or dissolution of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h) “Committee” means the Compensation and Governance Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m).

(i) “Company” means Paychex, Inc.

(j) “Director” means a member of the Board.

(k) “Disability” means any medically determinable physical or mental impairment, certified by a physician selected by or satisfactory to the Company, resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(l) “Eligible Person” means any officer, non-employee Director, employee, consultant or advisor providing services to the Company or an Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

(n) “Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on The NASDAQ Stock Market, as reported in the consolidated transaction reporting system on such date or, if The NASDAQ Stock Market is not open for trading on such date, on the most recent preceding date when The NASDAQ Stock Market is open for trading.

(o) “Incentive Stock Option” means an option to purchase Shares granted under Section 7(a) that is intended to meet the requirements of Section 422 of the Code.

(p) “Non-Qualified Stock Option” means an option to purchase Shares granted under Section 7(a) that is not intended to be an Incentive Stock Option.

(q) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(r) “Participant” means an Eligible Person who has been granted an Award.

(s) “Performance Award” means any right granted under Section 7(e).

(t) “Performance Criteria” means one or more of the following performance criteria, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis, measured at specific levels, a change in levels or as a ratio against another criteria, in each case, as determined by the Committee: revenue or any subset, expenses or expense targets, earnings per share, net income, operating income, operating income net of certain items, stockholder return, return on investment, return on assets, return on equity or return on capital. Any type of financial ratio such as working capital, current ratio, quick ratio, debt to equity, or any criteria as set forth in debt or financing arrangements, or any criteria based on cash flow, including, but not limited to, operating cash flow, free cash flow or cash flow return on capital. Any metric by which the Company runs its business such as client base, check volume, revenue per check, client base increases or losses, new hire reporting, new insurance applications, employee retention, employee satisfaction, and client satisfaction. Such criteria may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other internal or external measure of the selected performance criteria.

(u) “Performance Formula” means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regards to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

(v) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable Performance Period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to include or exclude the effect of certain events, including any of the following events: interest on funds held for clients and/or investment income; asset write-downs or impairments; litigation or claim judgments or settlements; changes in tax law, or other such laws or provisions affecting reported results; cumulative effect of accounting changes as defined by generally accepted accounting principles, and as identified in the Company’s audited financial statements; restructuring charges; severance, contract termination and other costs related to entering or exiting certain business activities; and gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt and related discontinued operations of such disposition of businesses or part-year results of operations from the acquisition of businesses, or other extraordinary, unusual or non-recurring items, as determined by the Committee.

(w) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(x) “Plan” means this Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated.

(y) “Restricted Stock” means an Award of restricted Shares granted under Section 7(d). Restricted Stock shall cease to be Restricted Stock at the time that the restrictions and risks of forfeiture lapse in accordance with the terms of this Plan or the applicable Award Agreement.

(z) “Restricted Stock Unit” means a unit granted under Section 7(d) evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(aa) “Retirement” means a voluntary termination of employment by a Participant age 55 or higher with 10 or more years of service credit to the Company.

(bb) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(cc) “Section 162(m)” means Section 162(m) of the Code and the applicable treasury regulations promulgated thereunder.

(dd) “Section 409A” means Section 409A of the Code and related treasury regulations and pronouncements.

(ee) “Shares” means shares of $.01 par value common stock of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5(c).

(ff) “Stock Appreciation Right” means any right granted under Section 7(b).

(gg) “Stock Award” means an Award of Shares granted under Section 7(c).

4.	Administration.

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan;

(iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 5(c), the Committee shall not reprice, adjust or amend the exercise price of Options or the strike price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award, including, but not limited to, in the event of the Participant’s death, Disability or Retirement or a Change of Control of the Company; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant and any holder or beneficiary of any Award or Award Agreement.

(b) Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan or any Award not to comply with the requirements of Section 162(m). In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(c) Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

5.	Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 5(c), the aggregate number of Shares that may be issued under all Awards under the Plan shall be the sum of (i) 37,500,000, plus (ii) any Shares available under the Company’s 1998 Stock Incentive Plan as of August 1, 2002, plus (iii) any Shares that become available under the Company’s 1998 Stock Incentive Plan after August 1, 2002 upon the expiration, termination, forfeiture or cancellation of options issued thereunder. Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares that may be reacquired by the Company and designated as treasury shares. If all or any portion of an Award terminates or is forfeited, cancelled, lapsed, or exercised and settled without the issuance of all Shares subject to the Award, such unissued Shares shall again be available for granting Awards under the Plan, provided that the following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares subject to an Award that were not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option, (ii) Shares subject to an Award that were used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the Option exercise price.

(b) Accounting for Awards.  For purposes of this Section 5, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c) Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; and (iii) the purchase or exercise price with respect to any Award.

(d) Award Limitations.

(i) Section 162(m) Limitation for Certain Types of Awards.  No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 1,500,000 Shares (subject to adjustment as provided in Section 5(c)) in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any Award or Awards representing “qualified performance-based compensation” within the meaning of Section 162(m).

(ii) Section 162(m) Limitation for Performance Awards.  The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $8,000,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 5(d)(i).

(iii) Plan Limitation on Restricted Stock, Restricted Stock Units and Stock Awards.  No more than 12,000,000 Shares, subject to adjustment as provided in Section 5(c), shall be available under the Plan for issuance pursuant to grants of Restricted Stock, Restricted Stock Units and Stock Awards; provided, however, that if any Awards of Restricted Stock Units terminate or are forfeited or cancelled without the issuance of any Shares or if the Shares underlying an Award of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Restricted Stock, Restricted Stock Units and Stock Awards for purposes of this limitation on grants of such Awards. Grants of Stock Awards other than Awards of Restricted Stock shall only be made to officers and directors of the Company and its Affiliates, shall only be made in lieu of salary or cash bonus, and the number of Shares awarded shall be reasonable.

(iv) Limitation on Incentive Stock Options.  The maximum number of Shares that may be delivered under Incentive Stock Option grants shall be 37,500,000, subject to adjustment as provided in Section 5(c). In addition, the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under the Plan and all other incentive stock plans of the Company) shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under the Plan and all other incentive stock plans of the Company) exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options; this provision shall be applied by taking Options into account in the order in which they were granted.

6.	Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

7.	Awards.

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate so long as the substituted Option preserves the aggregate intrinsic value and the ratio of the exercise price to the Fair Market Value of the stock option that it replaces.

(ii) Option Term.  The term of each Option shall be fixed by the Committee but shall not be longer than ten years from the date of grant.

(iii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv) Incentive Stock Option Requirements.  Each Option intended to qualify as Incentive Stock Option shall comply with the requirements applicable to “incentive stock options” under Section 422 of the Code.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the strike price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100 percent of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share strike price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate so long as the substituted Stock Appreciation Right preserves the aggregate intrinsic value and the ratio of the strike price to the Fair Market Value of the stock appreciation right that it replaces. Subject to the terms of the Plan and any applicable Award Agreement, the strike price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Stock Awards.  The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(d) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions.  Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote the Shares underlying an Award of Restricted Stock or the right to receive any dividend or other right or property with respect to such Shares), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards for Eligible Persons other than non-employee Directors shall be three years from the date of grant, unless (a) the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant, or (b) the Award is issued as payment pursuant to a Performance Award, in which case the Award may vest at such times and in such installments as the Committee may determine. The minimum vesting period of Awards for non-employee Directors shall be one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, Disability or Retirement.

(ii) Issuance and Delivery of Shares.  The Shares underlying any Award of Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. A stock certificate or certificates, without restrictive legend, representing the Shares underlying an Award of Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, a stock certificate or certificates, without restrictive legend, representing the underlying Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation, or removal or other expiration of the Participant’s term of service as a Director (in either case, as determined under criteria established by the Committee), all Restricted Stock and all Restricted Stock Units held by the Participant at such time and still subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Stock or Restricted Stock Units.

(e) Performance Awards.  The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock), as determined by the Committee. Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) General.

(i) Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made to the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, in cash, by authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of an Award and to remit to the Company a sufficient portion of the proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or by a combination thereof.

(iv) Term of Awards.  The term of each Option and Stock Appreciation Right, and the period during which the restrictions applicable to each Award of Restricted Stock and Restricted Stock Units, shall be for a period not longer than ten years from the date of grant.

(v) Committee Rules.  The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant’s Awards under the Plan in the event of such Participant’s death, disability, termination or breach of Section 9(f), and in the event of a change of control of the Company. In addition, notwithstanding the rules and regulations promulgated by the Committee and in effect from time to time and the terms of any Award Agreement, the Committee shall have the right to extend the period for exercise of any Option or Stock Appreciation Right, provided such extension does not exceed the term of such Option or Stock Appreciation Right.

(vi) Deferral.  The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise.

(vii) Dividends and Interest.  Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Shares or units of Shares, subject to such terms, conditions and restrictions as the Committee may establish, provided that, in the case of Performance Awards, dividends or dividend equivalent rights will not accrue or be paid until Performance Goals are met. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in Shares or units of Shares.

(viii) Limits on Transfer of Awards.  Except as otherwise provided by the Committee, the terms of this Plan or the terms of an Award Agreement, (A) no Award and no right under any such Award shall be transferable by a Participant other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order, and (B) no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, but subject to Section 7(f)(ix), the Shares underlying any Award may be transferred at any time after such Shares are issued and no longer restricted.

(ix) Limits on Transfer of Shares.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(x) Income Tax Withholding.  In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

(xi) Company Redemption Right.  Unless the applicable Award Agreement provides otherwise, every Option and Stock Appreciation Right may be redeemed by the Company in connection with the merger, consolidation, separation (including a spin off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation of the Company. The redemption price for any Option redeemed by the Company shall be the Fair Market Value of the Shares underlying such Option, less the exercise price of such Option, and the redemption price for any Stock Appreciation Right redeemed by the Company shall be the Fair Market Value of the Shares underlying such Stock Appreciation Right, less the strike price of such Stock Appreciation Right. The redemption price, less any amount of federal or state taxes attributable to the redemption that the Company deems it necessary or advisable to pay or withhold, shall be paid in cash. Notwithstanding the foregoing, if any Option or Stock Appreciation Right constitutes “nonqualified deferred compensation” for purposes of Section 409A, and if the Company’s redemption right under this Section 7(f)(xi) would cause such Option or Stock Appreciation Right to be subject to tax under Section 409A, then the Company’s redemption right under this Section 7(f)(xi) with respect to such Option or Stock Appreciation Right shall be limited to those triggering events that constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A.

(xii) Termination Following Change of Control.  If set forth in the applicable Award Agreement(s), then in the event of the involuntary termination of employment of a Participant other than for Cause within two years following a Change of Control, all of the Participant’s applicable Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units shall immediately vest and, to the extent permissible under Section 409A, become payable. In addition, if set forth in the applicable Award Agreement(s), then all of the Participant’s applicable Performance Awards shall be deemed to have achieved target level performance, and the Participant shall be entitled to receive a pro rata portion of such Awards based on a fraction, the numerator of which shall be the number of days from the beginning of the applicable Performance Period through the date of termination, and the denominator of which shall be the total number of days in the Performance Period; such Performance Awards shall, to the extent permissible under Section 409A, become immediately payable.

(xiii) Clawback.  The Company will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received under any or all Awards to a Participant where: (A) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, (B) in the Committee’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement, and (C) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual Participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed.

8.	Amendment and Termination; Corrections.

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan, provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that: (i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, The NASDAQ Stock Market or other securities exchange that are applicable to the Company; (ii) increases the number of Shares authorized under the Plan, as specified in Section 5(a); (iii) increases the limitations contained in Section 5(d); (iv) permits repricing of Options or Stock Appreciation Rights, which is prohibited by Section 4(a); (v) permits the award of Options or Stock Appreciation Rights at a price less than 100 percent of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 7(a)(i) and 7(b); or (vi) would cause Section 162(m) to become unavailable with respect Awards granted under the Plan.

(b) Amendments to Awards.  Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. Notwithstanding the foregoing, if any Award constitutes “nonqualified deferred compensation” for purposes of Section 409A, and if the Company’s rights under this Section 8(b) would cause such Award to be subject to tax under Section 409A, then the Company’s rights under this Section 8(b) with respect to such Awards shall be limited to the taking of only those actions that do not cause such Award to be subject to tax under Section 409A.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

9.	General Provisions.

(a) No Rights to Awards.  No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been issued by the Company and, if requested by the Company, accepted by the Participant.

(c) No Rights of Stockholders.  Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment or service as a Director at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment or service as a Director, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Non-competition; Confidentiality.  Unless non-competition and confidentiality provisions are included in an Award Agreement, this Section 9(f) shall apply to an Award granted under the Plan. A Participant will not, without the written consent of the Company, either during his or her employment by the Company or thereafter, disclose to anyone or make use of any confidential information which he or she has acquired during his or her employment relating to any of the business of the Company, except as such disclosure or use may be required in connection with his or her work as an employee of Company. During a Participant’s employment by Company, and for a period of two years after the termination of such employment, he or she will not, either as principal, agent, consultant, employee, stockholder or otherwise, engage in any work or other activity in direct competition with the Company in the field or fields in which he or she has worked for the Company. The non-competition agreement in this Section 9(f) applies only to the extent that its application shall be permitted by applicable law and reasonably necessary for the protection of the Company. For purposes of this Section 9(f), a Participant shall not be deemed a stockholder if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.

(g) No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company and its Affiliates and their directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

(h) Indemnification.  The Company shall indemnify and hold harmless each member of the Board or the Committee and other persons connected with the Plan in any capacity, including, but not limited to, the employees and directors of the Company and its Affiliates performing services on behalf of the Committee, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with respect to any action or failure to act of such individuals taken in connection with this Plan, except claims or liabilities arising on account of the willful misconduct or bad faith of such Board member, Committee member or individual.

(i) Governing Law.  The validity and construction of the Plan and all determinations made and actions taken pursuant hereto, as well as any Agreement made under it, to the extent that federal laws do not control, will be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws.

(j) Severability.  If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(k) Unfunded Plan.  Insofar as it provides for Awards of cash, Shares or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Shares or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

(l) Code Section 409A Compliance.  The Company intends that any Awards under the Plan satisfy the requirements of Section 409A to avoid the imposition of taxes thereunder. If any provision of the Plan or an Award Agreement would result in the imposition of an tax under Section 409A, that provision will be reformed to avoid imposition of the tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under the Plan or an Award Agreement.

(m) References.  Unless otherwise indicated, all references to “Sections” contained herein are references to Sections of this Plan.

(n) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

*****

PAYCHEX, INC. 911 PANORAMA TRAIL SOUTH ROCHESTER, NY 14625-2396	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.

1. Election of Directors	For	Against	Abstain

1a. B. Thomas Golisano	☐	☐	☐
1b. David J. S. Flaschen	☐	☐	☐
1c. Grant M. Inman	☐	☐	☐
1d. Pamela A. Joseph	☐	☐	☐
1e. Joseph M. Tucci	☐	☐	☐
1f. Joseph M. Velli	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2 and FOR Proposal 3.	For	Against	Abstain

2 TO AMEND THE PAYCHEX, INC. 2002 STOCK INCENTIVE PLAN, INCLUDING AN INCREASE IN THE SHARES AVAILABLE UNDER THE PLAN.	☐	☐	☐

3 RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

NOTE: THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIEVED BY OCTOBER 7, 2010, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

September 3, 2010
Dear Paychex Stockholder:
The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, October 13, 2010 at 10:00 a.m. Eastern Time at the Dryden Theatre at George Eastman House, 900 East Avenue, Rochester, New York. Please note this is a change in venue from prior years.
The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.
It is important that these shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, proxy card, or written ballot at the Annual Meeting. We encourage you to use the Internet because it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.
We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Corporate Secretary of the Company at (800) 828-4411 or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.
Sincerely,
B. Thomas Golisano
Chairman of the Board of Directors
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

PAYCHEX

Proxy Solicited on Behalf of the Board of Directors
of Paychex, Inc. for the Annual Meeting, October 13, 2010
PROXY
The undersigned hereby appoints JOHN M. MORPHY, with full power of substitution, attorney and proxy to represent the undersigned at the Annual Meeting of Stockholders to be held on October 13, 2010 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.
If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.
Continued and to be signed on reverse side